Exhibit 2.1

EXECUTION VERSION

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER

DATED AS OF JULY 30, 2012

BY AND AMONG

FIDELITY NATIONAL FINANCIAL, INC.,

NEW ATHENA MERGER SUB, INC.

FIDELITY NEWPORT HOLDINGS, LLC,
(for the limited purposes set forth herein),

AMERICAN BLUE RIBBON HOLDINGS, INC.,
(for the limited purposes set forth herein),

ATHENA MERGER SUB, INC.
(for the limited purposes set forth herein)

AND

J. ALEXANDER’S CORPORATION

i

Table of Contents
(Continued)

ii

Table of Contents
(Continued)

iii

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER is made by and among FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (“Parent”), NEW ATHENA MERGER SUB, INC., a Tennessee corporation and an indirect, wholly-owned Subsidiary of Parent (“Merger Sub”), solely for purposes of Section 9.14 FIDELITY NEWPORT HOLDINGS, LLC, a Delaware limited liability company and an indirect, majority-owned Subsidiary of Parent (the “Operating Company”), solely for purposes of Section 9.14 AMERICAN BLUE RIBBON HOLDINGS, INC., a Delaware corporation and an indirect, majority-owned Subsidiary of Parent (“Purchaser”), solely for purposes of Section 9.14 ATHENA MERGER SUB, INC., a Tennessee corporation and a direct, wholly-owned Subsidiary of Purchaser (“Old Merger Sub”), and J. ALEXANDER’S CORPORATION, a Tennessee corporation (the “Company”), as of July 30, 2012 (this “Agreement”), and amends and restates in its entirety the Agreement and Plan of Merger by and among Parent, the Operating Company, Purchaser, Old Merger Sub and the Company, dated as of June 22, 2012 (the “Prior Agreement”).  Certain capitalized terms are defined in Section 9.12.

RECITALS

WHEREAS, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety in the form of this Agreement pursuant to and in accordance with Section 8.8 of the Prior Agreement in order to implement their mutually agreed upon revisions to the transactions contemplated by, and the other terms and conditions set forth in, the Prior Agreement;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall commence a cash tender offer (such tender offer, as it may be extended, amended and supplemented from time to time as permitted by this Agreement, the “Offer”) to purchase all of the issued and outstanding shares of common stock, $0.05 par value per share, of the Company (such stock, the “Company Common Stock”) at a price per share equal to $13.00, subject to applicable Tax withholding, net to the seller in cash (such amount or any greater amount per share paid pursuant to the Offer, the “Offer Price”);

WHEREAS, on the terms and subject to the conditions of this Agreement, following the consummation of the Offer, Merger Sub shall merge with and into the Company, with the Company surviving the merger as an indirect, wholly-owned Subsidiary of Parent (the “Merger”), pursuant to which each outstanding share of Company Common Stock shall be converted into the right to receive the Offer Price, except for shares of Company Common Stock to be canceled pursuant to Section 2.8(b);

WHEREAS, the Company’s Board of Directors has unanimously (i) declared that the Transaction Agreements and the Transactions are advisable, fair to and in the best interest of the Company and the holders of shares of Company Common Stock (such holders, the “Company Shareholders”), (ii) adopted this Agreement and approved the execution, delivery and performance of the Transaction Agreements by the Company and the consummation of the Transactions, (iii) directed that this Agreement be submitted to the Company Shareholders for approval to the extent required by applicable Law and, (iv) subject to the ability to withdraw its recommendation pursuant to Section 6.2(e), recommended that the Company Shareholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and, to the extent required by applicable Law, approve the Merger and adopt this Agreement and (v) on the terms and subject to the conditions of this Agreement, authorized and approved the Top-Up Option and the issuance of the Top-Up Option Shares thereunder;

WHEREAS, Parent is authorized to execute, deliver and perform its obligations under the Transaction Agreements and to consummate the Transactions;

WHEREAS, the Board of Directors of Merger Sub has (i) declared it advisable to enter into the Transaction Agreements and (ii) adopted this Agreement and approved the other Transaction Agreements, the execution, delivery and performance of the Transaction Agreements by Merger Sub and the consummation of the Transactions; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Merger and the other Transactions and to prescribe certain conditions to the Merger and the other Transactions.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE OFFER

Section 1.1          The Offer.

(a)           Commencement of the Offer.  As promptly as practicable (but in no event later than five (5) Business Days) after the date hereof, provided that this Agreement shall not have been terminated in accordance with Article VIII, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act), the Offer at the Offer Price; provided, however, that Parent and Merger Sub shall not be deemed to be in breach of this Section 1.1(a) if the Company fails to comply with its obligations under Section 1.2.

(b)           Conditions of Offer.  On the terms and subject to the conditions of this Agreement and to the satisfaction or waiver (as provided in Section 1.1(c) below) of the conditions set forth in Annex A (the “Tender Offer Conditions”), Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and pay for all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the expiration date of the Offer and in compliance with applicable Law (the date and time of acceptance for payment, the “Acceptance Time”). Parent shall provide, or cause to be provided, to Merger Sub on a timely basis funds necessary to purchase and pay for any and all shares of Company Common Stock that Merger Sub becomes obligated to accept for payment and purchase pursuant to the Offer. The Company agrees that no shares of Company Common Stock held by the Company or any of its Subsidiaries shall be tendered in the Offer.

(c)           Limitations on Amendments and Waivers.  Parent and Merger Sub expressly reserve the right to waive any of the Tender Offer Conditions, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided that, without the prior written consent of the Company, Parent and Merger Sub shall not: (i) decrease the Offer Price or change the form of consideration payable in the Offer; (ii) decrease the number of shares of Company Common Stock subject to or sought to be purchased in the Offer; (iii) impose conditions on the Offer in addition to the Tender Offer Conditions; (iv) waive or amend the Minimum Condition; (v) amend or supplement any of the other Tender Offer Conditions or any other term of the Offer in a manner that is adverse to the Company Shareholders, other than Parent, Merger Sub and any of their respective Affiliates; or (vi) extend or otherwise change the Expiration Date except as required or permitted by Section 1.1(e).

(d)           Schedule TO; Offer Documents.  On the date the Offer is commenced, Merger Sub shall, and Parent shall cause Merger Sub to, file with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO with respect to the Offer, which Tender Offer Statement shall include an offer to purchase, letter of transmittal, summary advertisement and other required ancillary offer documents (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”) and cause the Offer Documents to be disseminated to the Company Shareholders in accordance with the applicable requirements of the Exchange Act. Subject to the ability of the Company to make a Recommendation Withdrawal pursuant to and in accordance with Section 6.2(e), the Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation. Merger Sub shall, and Parent shall cause Merger Sub to, cause the Offer Documents to comply as to form in all material respects with the requirements of applicable Laws. The Company shall as promptly as practicable furnish to Parent and Merger Sub all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents. The Company, Parent and Merger Sub each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information contains any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and Parent and Merger Sub further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to the Company Shareholders, in each case as and to the extent required by applicable Law.  The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to its filing with the SEC (including any amendments or supplements thereto), and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Sub shall provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to review the response of Parent and Merger Sub to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given). Parent and Merger Sub shall use reasonable best efforts to respond as promptly as practicable to any such comments.

(e)           Expiration of the Offer.  On the terms and subject to the conditions set forth in the Offer Documents, the Offer shall remain open until 5:00 P.M., New York City time, on twenty first (21st) Business Day after the date on which the Offer is commenced (the “Initial Expiration Date”), or, if the period of time for which the Offer is open shall have been extended pursuant to, and in accordance with, this Section 1.1(e) or as may be required by applicable Law, the time and date to which the Offer has been so extended (the Initial Expiration Date or such later time and date to which the Offer has been extended in accordance with this Section 1.1(e), the “Expiration Date”).  Notwithstanding the foregoing, (i) if, on the Expiration Date, any of the Tender Offer Conditions are not satisfied or waived, then (x) Merger Sub may, without the Company’s consent, or (y) to the extent requested in writing by the Company no less than one (1) Business Day prior to the Expiration Date, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for one or more successive periods of up to five (5) Business Days (or such longer period as the parties may agree) per extension until such condition(s) has been satisfied or waived (to the extent waivable in accordance with the terms and conditions of this Agreement); provided that Merger Sub may not, and shall not be required to, extend the Offer beyond November 30, 2012 (the “Termination Date”); and, provided, further, if, on any Expiration Date, the Minimum Condition is the only Tender Offer Condition that has not been satisfied or waived (to the extent waivable in accordance with the terms and conditions of this Agreement), then Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for one or more successive periods of up to five (5) Business Days each, with the total of such extensions not to exceed the earlier to occur of (x) ten (10) Business Days and (y) the Termination Date; and (ii) Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer or necessary to resolve any comments of the SEC or its staff applicable to the Offer or the Offer Documents; provided that the extensions in this Section 1.1(e) shall be subject to Parent’s and the Company’s right to terminate the Agreement in accordance with Section 8.1.

(f)           Termination of the Offer.  The Offer may not be terminated prior to the Initial Expiration Date, or any subsequent date as of which the Offer is scheduled to expire, unless this Agreement is validly terminated in accordance with Section 8.1 hereof.  If this Agreement is validly terminated in accordance with Section 8.1 prior to the Acceptance Time, Merger Sub shall, and Parent shall cause Merger Sub to, (i) promptly (and in any event within twenty-four (24) hours of such termination) terminate the Offer and cease to acquire any shares of Company Common Stock pursuant thereto and (ii) promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of Company Common Stock to the registered holders thereof.

(g)           Subsequent Offering Period.  If necessary to obtain sufficient shares of Company Common Stock to reach the Short Form Threshold (without regard to shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee and without regard to the Top-Up Option), Merger Sub may, in its sole discretion, provide for a subsequent offering period (and one or more extensions thereof) after the Acceptance Time in accordance with Rule 14d-11 under the Exchange Act (each, a “Subsequent Offering Period”). On the terms and subject to the conditions of this Agreement and the Offer, the Merger Sub shall, and Parent shall cause Merger Sub to, immediately accept for payment, and pay for, all shares of Company Common Stock that are validly tendered pursuant to the Offer during such Subsequent Offering Period. The Offer Documents shall provide for the possibility of a Subsequent Offering Period in a manner consistent with the terms of this Section 1.1(g).

Section 1.2          Company Action.

(a)           On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to the ability of the Company to make a Recommendation Withdrawal pursuant to and in accordance with Section 6.2(e), contains the Company Board Recommendation and shall promptly mail the Schedule 14D-9 to the Company Shareholders together with the Offer Documents as required by Rule 14d-9 under the Exchange Act. The Company shall cause the Schedule 14D-9 to comply as to form in all material respects with the requirements of all applicable Laws. Parent and Merger Sub shall as promptly as practicable furnish to the Company all information concerning Parent and Merger Sub that is required or reasonably requested by the Company for inclusion in the Schedule 14D-9. Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information contains any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company Shareholders, in each case as and to the extent required by applicable Law.

(b)           Except in connection with (i) an Acquisition Proposal that the Company’s Board of Directors determines in good faith (after consultation with its financial advisor and outside counsel) constitutes or would reasonably be expected to result in a Superior Proposal or (ii) a Recommendation Withdrawal, in the case of each of clauses (i) and (ii), in accordance with Section 6.2: (A) Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC (including any amendments or supplements thereto), and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel; and (B) the Company shall provide Parent, Merger Sub and their counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to review and provide comments on the response of the Company to those comments. The Company shall use reasonable best efforts to respond promptly to any such comments.

(c)           The Company shall as promptly as practicable after the date of this Agreement provide to Merger Sub, or cause to be provided to Merger Sub, (i) a list of the Company’s shareholders as of the most recent practicable date as well as mailing labels and any available listing or computer file containing the names and addresses of all record holders of Company Common Stock and lists of securities positions of Company Common Stock held in stock depositories, and shall promptly furnish Merger Sub with such additional information and assistance (including updated lists of the Company Shareholders, mailing labels and lists of securities positions) as Merger Sub or its agents may reasonably request in order to communicate the Offer to the Company Shareholders. Except as required by applicable Law, and except as necessary to communicate regarding the Transactions with the Company Shareholders, Parent and Merger Sub (and their respective Representatives) shall hold in confidence the information contained in any such labels, listings and files, shall use such information solely in connection with the Transactions, and, if this Agreement is terminated or the Offer is otherwise terminated or withdrawn for any reason, shall promptly deliver or cause to be delivered to the Company or destroy all copies of such information, labels, listings and files then in their possession or in the possession of their Representatives.

Section 1.3          Top-Up Option.

(a)           The Company hereby grants to Parent an irrevocable option (the “Top-Up Option”), exercisable only upon the terms and subject to the conditions set forth in this Agreement, to purchase from the Company, at a price per share equal to the Offer Price paid in the Offer, up to that number of newly issued shares of Company Common Stock (the “Top-Up Option Shares”) that, when added to the number of shares of Company Common Stock owned by Parent (or any of its Subsidiaries) at the time of exercise of the Top-Up Option, would constitute one (1) share more than ninety percent (90%) of the shares of Company Common Stock then outstanding on a fully-diluted basis (“on a fully-diluted basis” meaning the number of shares of Company Common Stock then issued and outstanding, plus all shares of Company Common Stock that the Company may be required to issue as of such date pursuant to options (whether or not then vested or exercisable), rights, convertible or exchangeable securities (only to the extent then convertible or exchangeable into shares of Company Common Stock) or similar obligations then outstanding, and after giving effect to the issuance of the Top-Up Option Shares, but excluding from Parent’s (and any of its Subsidiaries’) ownership, but not from the outstanding shares of Company Common Stock, shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) (the “Short Form Threshold”).  Parent may assign the Top-Up Option and its respective rights and obligations pursuant to this Section 1.3, in its sole discretion, to any of its Subsidiaries.

(b)           The Top-Up Option may be exercised at any time upon and after consummation of the Offer and prior to the earlier of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms; provided, however, the Top-Up Option shall not be exercisable to the extent (A) the number of shares of Company Common Stock subject to the Top-Up Option exceeds the number of authorized and unissued shares of Company Common Stock available for issuance (less the maximum number of shares of Company Common Stock potentially necessary for issuance with respect to outstanding Company Options and other obligations of the Company), (B) any Restraint or Law shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares, (C) immediately after such exercise and issuance of shares of Company Common Stock pursuant thereto, the Short Form Threshold would not be reached or (D) Merger Sub has not accepted for payment all shares of Company Common Stock validly tendered in the Offer (or during any subsequent offering period) and not validly withdrawn. The Top-Up Option shall be exercisable only once.

(c)           In the event that Parent wishes to exercise the Top-Up Option, Parent shall give the Company written notice (i) specifying the number of shares of Company Common Stock that are or will be owned by Parent or any of its Subsidiaries or Merger Sub immediately following the Acceptance Time (or any closing relating to a subsequent offering period), (ii) specifying a place and a time for the closing of the purchase and (iii) undertaking to effect the Merger pursuant to Article II (including the proviso in Section 2.2) as promptly as practicable following the acquisition of the Top-Up Option Shares. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Parent specifying the estimated number of Top-Up Option Shares.  Prior to the closing of the purchase of the Top-Up Option Shares, the Company shall (A) cause its transfer agent to certify in writing to Parent the number of Shares issued and outstanding (x) as of immediately prior to the closing of the Top-Up Option and (y) after giving effect to the issuance of the Top-Up Option Shares and, (B) based thereon, determine the final number of Top-Up Option Shares.  At the closing of the purchase of the Top-Up Option Shares, (i) Parent shall pay (or cause to be paid) to the Company the aggregate purchase price payable for the Top-Up Option Shares (in an amount equal to the product of (x) the number of shares of Company Common Stock purchased pursuant to the Top-Up Option and (y) the Offer Price (which amount may be paid, at the election of Parent, either in cash (by wire transfer or cashier’s check) or by execution and delivery of a promissory note having a principal amount equal to the aggregate purchase price for the Top Up Option Shares, or any combination thereof; provided, however, that a minimum portion equal to the product of (1) the $0.05 par value per share of Company Common Stock and (2) the number of shares of Company Common Stock purchased pursuant to the Top-Up Option, shall be paid in cash), and (ii) the Company shall cause the Top-Up Option Shares to be issued to Parent (or any of its Subsidiaries designated by Parent), represented by either certificates or book-entry shares, at the sole option of Parent.  Any promissory note issued pursuant to the immediately preceding sentence shall be in the form attached as Annex B hereto and shall include the following terms: (A) the maturity date shall be one year after issuance, (B) the unpaid principal amount of the promissory note shall accrue simple interest at a per annum rate of 1.5% per annum, (C) the promissory note may be prepaid in whole or in part at any time, without penalty or prior notice, (D) the promissory note shall be with full recourse and shall be fully secured by the Top-Up Option Shares, (E) the promissory note shall be nonnegotiable and nontransferable (other than to Affiliates) and (F) the promissory note shall have no other material terms.  The parties will cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with applicable Laws, including compliance with an applicable exemption from registration under the Securities Act.  The Top-Up Option shall terminate concurrently with the termination of this Agreement in accordance with its terms.

(d)           Parent acknowledges that the Top-Up Option Shares which Parent (or any of its Subsidiaries) may acquire upon exercise of the Top-Up Option shall not be registered under the Securities Act, and shall be issued in reliance upon an exemption for transactions not involving a public offering.  Parent agrees that the Top-Up Option, and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option, if any, are being and shall be acquired by Parent (or any of its Subsidiaries) for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act). Each of Parent and Merger Sub hereby represents and warrants to the Company that Parent is, and will be, upon the purchase of the Top-Up Option Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act.

Section 1.4          Board of Directors.

(a)           Promptly upon the Acceptance Time and from time to time and at all times thereafter, Parent shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company’s Board of Directors as shall give Parent representation on the Company’s Board of Directors equal to the product of the total number of directors on the Company’s Board of Directors (which total number shall be determined by Parent, in its sole discretion subject to the requirements of Section 1.4(b), and giving effect to the directors elected or designated by Parent pursuant to this Section 1.4) multiplied by the percentage that the aggregate number of Company Common Stock then owned directly or indirectly by Parent bears to the total number of shares of Company Common Stock then outstanding.  Upon and after the Acceptance Time, the Company shall, upon request by Parent, take all actions as are necessary to enable Parent’s designees to be so elected or appointed to the Company’s Board of Directors, including by promptly filling vacancies or newly created directorships on the Company’s Board of Directors, promptly increasing the size of the Company’s Board of Directors (including by amending the by-laws of the Company if necessary to increase the size of the Company’s Board of Directors) and/or promptly securing the resignations of such number of its incumbent directors as is necessary to provide Parent with such level of representation, and shall cause Parent’s designees to be so elected or appointed at such time (the date on which Parent’s designees are so elected or appointed to the Company’s Board of Directors, the “Director Appointment Date”). Subject to Section 1.4(b), upon and after the Acceptance Time, the Company shall also, upon Parent’s request, cause the directors elected or designated by Parent to the Company’s Board of Directors to serve on and constitute the same percentage as such individuals represent of the entire Board of Directors of the Company (but not less than a majority) (rounded up to the next whole number) of: (i) each committee of the Company’s Board of Directors and (ii) each board of directors (or similar body) and each committee thereof (or similar body) of each Subsidiary of the Company, in each case to the extent permitted by applicable Law and the rules of NASDAQ. The provisions of this Section 1.4(a) are in addition to and shall not limit any rights that Parent, Merger Sub or any of their respective Affiliates may have as a record holder or beneficial owner of Company Common Stock as a matter of applicable Law with respect to the election of directors or otherwise. The Company’s obligations to appoint or elect Parent’s designees to the Company’s Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. At the request of Parent, the Company shall take all actions necessary to effect any such appointment or election of Parent’s designees, including filing with the SEC and mailing to the Company Shareholders the information required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder which, unless Parent otherwise elects, shall be so mailed together with the Schedule 14D-9. Parent shall supply to the Company, and (with respect to information furnished by Parent to the Company in writing) be solely responsible for, all information with respect to itself and its officers, directors and Affiliates as is required by such Section and Rule.

(b)           After Parent’s designees are appointed or elected to, and constitute a majority of, the Company’s Board of Directors pursuant to Section 1.4(a), and prior to the Effective Time, the Company shall cause the Company’s Board of Directors to maintain at least three directors (selected by the members of the Company’s Board of Directors on the date hereof) who are members of the Company’s Board of Directors on the date hereof, each of whom shall be an “independent director” as defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules and eligible to serve on the Company’s audit committee under the Exchange Act and NASDAQ Marketplace Rules and, at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and the instructions thereto (the “Continuing Directors”); provided, however, that if the number of Continuing Directors is reduced below three for any reason, the remaining Continuing Directors shall be entitled to elect or designate a person meeting the foregoing criteria to fill such vacancy who shall be deemed to be a Continuing Director for purposes of this Agreement or, if no Continuing Directors then remain, the other directors shall designate three persons meeting the foregoing criteria to fill such vacancies, and such persons shall be deemed to be Continuing Directors for purposes of this Agreement. The Company and the Company’s Board of Directors shall promptly take all action as may be necessary to comply with their obligations under this Section 1.4(b). Notwithstanding anything to the contrary set forth in this Agreement, in the event that Parent’s designees are elected or appointed to the Company’s Board of Directors prior to the Effective Time pursuant to Section 1.4(a), the approval of a majority of such Continuing Directors (or the sole Continuing Director if there shall be only one (1) Continuing Director) shall be required in order to (i) amend, modify, supplement or terminate this Agreement, or agree or consent to any amendment, modification, supplement or termination of this Agreement, in any case on behalf of the Company, (ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or Merger Sub under this Agreement, (iii) waive or exercise any of the Company’s rights under this Agreement, (iv) waive any condition to the Company’s obligations under this Agreement, (v) amend the Company Charter or the Company Bylaws, (vi) authorize any agreement between the Company or any of the Subsidiaries of the Company, on the one hand, and Parent, Merger Sub or any of their Affiliates, on the other hand, that is effective before the Effective Time or (vii) make any other determination with respect to any action to be taken or not to be taken by or on behalf of the Company relating to this Agreement or the Transactions. For purposes of considering any matter set forth in this Section 1.4(b), the Continuing Directors shall be permitted to meet without the presence of the other directors. The Continuing Directors shall have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined by the Continuing Directors and shall have the authority to institute any action on behalf of the Company to enforce performance of this Agreement or any of the Company’s rights hereunder.

ARTICLE II

THE MERGER; CERTAIN RELATED MATTERS

Section 2.1          The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Tennessee Business Corporation Act (the “TBCA”), at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and an indirect, wholly-owned Subsidiary of Parent (or any other Person, as permitted under Section 9.7).

Section 2.2          Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m., local time, on (a) a date to be specified by Parent and the Company, such date to be no later than the second Business Day after the satisfaction or waiver of all of the conditions set forth in Article VII capable of satisfaction prior to the Closing (provided that all of the other conditions set forth in Article VII will be satisfied at the Closing), at the offices of Bass, Berry & Sims PLC, 150 Third Avenue South, Suite 2800, Nashville, Tennessee 37201 or (b) such other date, time and/or place as is agreed to in writing by Parent and the Company; provided, that the Closing shall not take place earlier than one (1) month after the date a copy of this Agreement was mailed to the holders of shares of Company Common Stock (to the extent required by Section 48-21-105(e) of the TBCA). The date upon which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 2.3          Effective Time.  Subject to the provisions of this Agreement, as soon as practicable following the Closing on the Closing Date, the parties shall cause the Merger to be consummated by filing articles of merger relating to the Merger (the “Articles of Merger”) with the Secretary of State of the State of Tennessee, in such form as required by, and executed and acknowledged in accordance with, the applicable provisions of the TBCA, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the TBCA or by the Secretary of State of the State of Tennessee in connection with the Merger.  The Merger shall become effective at the time that the Articles of Merger have been duly filed with the Secretary of State of the State of Tennessee, or at such later time as Parent and the Company shall agree and specify in the Articles of Merger (the time at which the Merger becomes effective is referred to herein as the “Effective Time”).

Section 2.4         Effects of the Merger.  The Merger shall have the effects set forth in this Agreement, the Articles of Merger and the applicable provisions of the TBCA.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the TBCA and other applicable Law.

Section 2.5          Charter.  Subject to Section 6.7(d), at the Effective Time, the charter of Merger Sub, as in effect immediately prior to the Effective Time, shall be the charter of the Surviving Corporation until thereafter changed or amended, as provided by the TBCA or therein.

Section 2.6          Bylaws.  Subject to Section 6.7(d), at the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation, until thereafter changed or amended as provided by the TBCA, the charter of the Surviving Corporation and such bylaws.

Section 2.7          Directors and Officers.  The parties hereto shall take all actions necessary so that, from and after the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, and shall hold such office until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, and (ii) the officers of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the officers of the Surviving Corporation, and shall hold such office until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified.

Section 2.8          Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any shares of Company Common Stock or the other securities described below:

(a)           Conversion of Merger Sub Stock.  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time, without any action on the part of the holder thereof, shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)           Cancellation of Treasury Stock and Merger Sub-Owned Stock.  All shares of Company Common Stock that are owned by the Company (other than shares of Company Common Stock held either in a fiduciary or agency capacity that are beneficially owned by third parties) or Merger Sub immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)           Conversion of Company Common Stock.  Subject to Section 2.9, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including any shares of Company Common Stock held in a Company Benefit Plan or related trust, but excluding shares cancelled in accordance with Section 2.8(b)) shall be converted into and shall thereafter represent the right to receive an amount in cash equal to the Offer Price (subject to any applicable Tax withholding), without interest, payable to the holder thereof (the “Merger Consideration”).  As of the Effective Time, all such shares of Company Common Stock shall cease to be outstanding, shall be automatically cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (a “Certificate”) or shares of Company Common Stock held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive, in accordance with this Section 2.8(c), the Merger Consideration upon surrender of such Certificate or cancellation of such Book-Entry Shares in accordance with Section 2.12.

Section 2.9         Certain Adjustments.  Notwithstanding anything in this Agreement to the contrary, if, from the date of the Prior Agreement until the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within that period, then the Merger Consideration shall be equitably adjusted to provide the Company Shareholders the same economic effect as contemplated by this Agreement prior to that event.  For the avoidance of doubt, nothing in this Section 2.9 shall be deemed to modify the Company’s obligations under Section 5.1.

Section 2.10        Dissenters’ Rights.  Dissenters’ rights under Chapter 23 of the TBCA are not available to the Company Shareholders for the Transactions.

Section 2.11        Merger Without Meeting of Shareholders.  Notwithstanding anything to the contrary set forth in this Agreement, in the event that Parent, Merger Sub and their Subsidiaries shall own a number of shares of Company Common Stock (including any Top-Up Option Shares) that meets or exceeds the Short Form Threshold, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Acceptance Time without a Company Shareholders Meeting in accordance with the applicable provisions of the TBCA.

Section 2.12        Exchange of Company Common Stock.

(a)           Exchange Agent.  At or prior to the Effective Time, Parent shall deposit (or shall cause to be deposited) with a nationally recognized financial institution selected by Parent with the Company’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed) (the “Exchange Agent”), for the benefit of the Company Shareholders, for exchange in accordance with this Article II, through the Exchange Agent, all of the cash sufficient to pay the aggregate Merger Consideration (such cash provided to the Exchange Agent being hereinafter referred to as the “Exchange Fund”).  Parent shall cause the Exchange Agent to deliver the cash contemplated to be paid pursuant to Section 2.8 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times until the twelve (12) month anniversary of the Effective Time maintained at a level sufficient for the Exchange Agent to make such payments under Section 2.8(b).  Nothing contained in this Section 2.12(a) and no investment losses resulting from investment of the funds deposited with the Exchange Agent shall diminish the rights of any holder of Company Common Stock to receive the Merger Consideration.

(b)           Exchange Procedures.

(i)          Letter of Transmittal.  Parent shall cause the Exchange Agent to mail (or in the case of The Depository Trust Company on behalf of “street” holders, deliver), as promptly as reasonably practicable after the Effective Time, to each holder of record immediately prior to the Effective Time of Company Common Stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form and have such other provisions (including customary provisions with respect to the delivery of an “agent’s message” with respect to Book-Entry Shares) as are reasonably satisfactory to Parent).

(ii)         Merger Consideration Received Upon Exchange.  Upon, (i) in the case of shares of Company Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent or, (ii) in the case of Book-Entry Shares, the receipt of an “agent’s message” by the Exchange Agent with respect to such Book-Entry Shares, in each case, together with such letter of transmittal, duly completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares of Company Common Stock shall be entitled to receive, in exchange therefor, the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.8(c), and such Certificate so surrendered or Book Entry Shares so received, as applicable, shall forthwith be cancelled.  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made and shares may be issued to a Person other than the Person in whose name the Certificate (or Book-Entry Shares) so surrendered (or received) is registered, if such Certificate is properly endorsed (or such transfer of Book-Entry Shares is properly evidenced) or otherwise is in proper form for transfer and the Person requesting such payment pays any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate (or Book-Entry Shares) or establishes to the satisfaction of Parent that such Tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.12, each Certificate and Book-Entry Shares shall, at any time after the Effective Time, be deemed to represent only the right to receive upon such surrender or receipt the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.8(c).  No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or receipt of any Book-Entry Shares.

(iii)        Notwithstanding the foregoing, the Company shall cause the ESOP to be terminated effective immediately prior to the Effective Time, and payment of Merger Consideration by the Exchange Agent with respect to shares of Company Common Stock held under the ESOP shall be made to the Trustee for further distribution in accordance with the terms of the ESOP and in a manner designed to permit the participants and beneficiaries thereunder to receive the distribution of Merger Consideration in a manner consistent with such beneficiary’s or participant’s election with respect to the tax treatment of such distribution in accordance with the terms of the ESOP and applicable Law.

(c)           No Further Ownership Rights in Company Common Stock; Closing of Transfer Books.  The Merger Consideration, when paid in accordance with the terms of this Article II, upon the surrender of the Certificates (or, upon receipt, in the case of the Book-Entry Shares), shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock previously pertaining to such Certificates (or Book-Entry Shares).  After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d)           Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the Company Shareholders for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation (or its designee), upon demand, and any Company Shareholder who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (or its designee) for payment of its claim for the Merger Consideration.

(e)           No Liability.  None of Parent, Merger Sub, the Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person in respect of any cash from the Exchange Fund (including any amounts delivered to Surviving Corporation (or its designee) in accordance with Section 2.12(d)) properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)           Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, to the extent required by Parent, the posting by such Person of a bond in reasonable amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered as provided in this Article II.

(g)           Investment.  The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis.  Any interest and other income resulting from such investments shall be paid to the Surviving Corporation (or its designee); provided that no losses on any investment made pursuant to this Section 2.12(g) shall affect the Merger Consideration payable to Company Shareholders entitled to receive such consideration and, following any such losses, Parent shall promptly provide (or shall cause to be provided) additional funds to the Exchange Agent for the benefit of Company Shareholders entitled to receive such consideration in the amount of any such losses.

(h)           Withholdings.  Each of Parent (or its designee), Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Company Shareholder and any holder of Company Options pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax Law.  Any amount properly deducted or withheld pursuant to this Section 2.12(h) shall be treated for all purposes of this Agreement as having been paid to the Company Shareholder or holder of Company Options in respect of which such deduction or withholding was made.  Parent (or its designee), Merger Sub, the Surviving Corporation or the Exchange Agent, as applicable, shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate Taxing Authority within the period required under applicable Law.

Section 2.13        Company Stock Options and the ESPP.

(a)           Each option to purchase shares of Company Common Stock granted under a Company Stock Incentive Plan that is outstanding immediately prior to the Acceptance Time (each, a “Company Option”), whether or not then vested and exercisable, shall, in the manner contemplated by Section 2.13(c), immediately prior to the Acceptance Time, and without any action on the part of any holder of a Company Option, become fully vested and exercisable and, with respect to all outstanding Company Options:

(i)          to the extent not exercised prior to the Acceptance Time, each such Company Option for which the Offer Price exceeds the exercise price per share shall be canceled at the Acceptance Time and, in exchange therefor, the Company shall pay (or cause to be paid) to each former holder of such Company Option as soon as practicable following the Acceptance Time, but in no event later than the later of (x) the Company’s first regular payroll date following the Acceptance Time and (y) the fifth (5) Business Day following the Acceptance Time, an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (1) the excess, if any, of the Offer Price over the exercise price per share under such Company Option and (2) the number of shares of Company Common Stock subject to such Company Option; and

(ii)         each Company Option that is outstanding immediately prior to the Acceptance Time for which the Offer Price does not exceed the exercise price per share shall be cancelled at the Acceptance Time without any cash payment being made in respect thereof.

(b)           With respect to the Amended and Restated Volunteer Capital Corporation 1982 Employee Stock Purchase Plan, effective January 1, 1996 (the “ESPP”), after the date of the Prior Agreement, (i) participation in the ESPP shall have been and shall be limited to those employees who were participants on the date of the Prior Agreement, (ii) except to the extent necessary to maintain the status of the ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, participants shall not have and may not increase their payroll deduction elections or rate of contributions from those in effect on the date of the Prior Agreement, (iii) no contribution period shall have been or shall be commenced after the date of the Prior Agreement, and (iv) the ESPP shall be terminated as soon as practicable after the date of the Prior Agreement and prior to the Acceptance Time.

(c)           As soon as practicable following the date of this Agreement, but in any event prior to the Acceptance Time, the Company, the Company’s Board of Directors or the compensation committee of the Company’s Board of Directors, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary in accordance with applicable Law and, as applicable, the Company Stock Incentive Plans and each agreement evidencing a grant of Company Options (a “Company Option Agreement”) (including obtaining necessary consents or amendments) to (i) effectuate the provisions of this Section 2.13 and (ii) terminate, upon the Acceptance Time, each Company Stock Incentive Plan and each Company Option Agreement, such that, at the Acceptance Time and upon the payments contemplated hereunder, no Person shall have any right to purchase or receive any equity or payment interest, or right convertible into or exercisable for any equity or payment interest or exit payment from or of the Company or the Surviving Corporation; provided, however, that, notwithstanding the foregoing clause (ii), the ESPP shall be terminated pursuant to Section 2.13(b) above.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (x) disclosed in the Company SEC Documents publicly filed with the SEC prior to the date of the Prior Agreement (but without giving effect to any amendment to any such Company SEC Documents filed on or after the date of the Prior Agreement and excluding any disclosures set forth under the headings “Risk Factors,” “Forward-looking Statements” and any other disclosures in any section contained or referenced in any such Company SEC Documents relating to any information, forward-looking statements or factors or risks that are predictive, cautionary or forward-looking in nature in any such Company SEC Documents), provided, that this clause (x) shall not be applicable to the Company Fundamental Representations, the Company Capitalization Representations or the representations and warranties set forth in Section 3.8(a) or (y) set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub immediately prior to the execution and delivery of the Prior Agreement, as amended on the date hereof solely to amend the numbering of the sections thereof to reflect the Section numbering of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any section of this Agreement or any other section or subsection of the Company Disclosure Schedule to which the relevance of such disclosure is reasonably apparent on its face and that the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Company Material Adverse Effect), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1          Corporate Organization.

(a)           Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted.  Each of the Company and its Subsidiaries is duly licensed or qualified to do business, and is in good standing, in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing does not and would not reasonably be expected to have a Company Material Adverse Effect.  The copies of the Charter of the Company and the Articles of Amendment thereto (the “Company Charter”) and the Amended and Restated Bylaws of the Company (the “Company Bylaws”) as delivered or made available to Parent, are true, complete and correct copies of such documents as in effect and as amended as of the date of the Prior Agreement.  The Company Charter and the Company Bylaws are in full force and effect and the Company is not in violation of any of the provisions of the Company Charter or the Company Bylaws.  The Company has made available to Parent true, complete and correct copies of the certificates of incorporation and bylaws (or comparable organizational documents) of each of the Company’s Subsidiaries, in each case as amended as of the date of the Prior Agreement.  Such organizational documents are in full force and effect and none of the Company’s Subsidiaries is in violation in any material respect of any of the terms of its organizational documents.  The Company has made available to Parent the true, complete and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of shareholders and the Company’s Board of Directors and each committee thereof (other than any such minutes relating to or in connection with the Transactions) since December 29, 2008.

(b)           Section 3.1(b) of the Company Disclosure Schedule lists all of the Subsidiaries of the Company and, for each such Subsidiary, the state of formation or incorporation and each jurisdiction in which such Subsidiary is qualified or licensed to do business.  The Company does not own, directly or indirectly, any capital stock of, or voting securities or equity interests in, any Person other than its Subsidiaries identified on Section 3.1(b) of the Company Disclosure Schedule.

Section 3.2          Capitalization.

(a)           The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, $0.05 par value per share (the “Company Preferred Stock”).  As of June 20, 2012, (i) 5,999,235 shares of Company Common Stock (which number, for the avoidance of doubt, includes the shares described in clause (v) below) were issued and outstanding and no shares of Company Preferred Stock were issued and outstanding, (ii) 1,006,625 shares of Company Common Stock were issuable upon the exercise of outstanding Company Options, (iii) 19,119 shares of Company Common Stock remained available for future issuances under the Company Stock Incentive Plans, (iv) 75,547 shares of Company Common Stock remained available for future issuances under the ESPP, (v) 201,069 shares of Company Common Stock were held by the ESOP, and (vi) no shares of Company Common Stock were owned by the Company as treasury stock.  All outstanding shares of capital stock of the Company have been, and all shares of Company Common Stock that may be issued pursuant to any of the Company Stock Incentive Plans, the ESPP or ESOP or as expressly permitted by this Agreement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares of Company Common Stock that have not yet been issued, will be) fully paid and nonassessable and are not subject to preemptive rights.  Each Company Option has been granted in accordance with applicable Law, the terms of the applicable Company Stock Incentive Plan and pursuant, in all material respects, to the applicable Company Option Agreement, respectively, and true, complete and correct copies of all forms of Company Option Agreement pursuant to which Company Options have been granted have been made available to Parent or its counsel.  No Subsidiary of the Company owns any shares of Company Common Stock.

(b)           Included in Section 3.2(b) of the Company Disclosure Schedule is a true, complete and correct list, as of the date of the Prior Agreement, of each outstanding Company Option, the number of shares of Company Common Stock subject thereto, the grant date, the expiration date, the exercise price, the vesting schedule thereof, and the name of the holder thereof.

(c)           Except as set forth above or in Section 3.2(c) of the Company Disclosure Schedule, as of the date of the Prior Agreement, there were no outstanding subscriptions, securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which the Company or any of its Subsidiaries was a party, or by which the Company or any of its Subsidiaries was bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, equity interests or other voting securities of the Company or of any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, or obligating the Company or any Subsidiary to make any payment based on or resulting from the value or price of Company Common Stock or of any such subscription, security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking.  Except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (i) the payment of the exercise price of Company Options with Company Common Stock (including in connection with “net” exercises), (ii) Tax withholding in connection with the exercise of Company Options and (iii) forfeitures of Company Options, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock or other equity interests of any of its Subsidiaries, other than pursuant to the Company Benefit Plans.  There are no outstanding or authorized stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Company Common Stock or the value of the Company, or any part thereof.  Except as set forth on Section 3.2(c) of the Company Disclosure Schedule, there are no agreements requiring the Company or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any Subsidiary of the Company.  There are no bonds, debentures, notes or other indebtedness or other securities of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.  Neither the Company nor any Subsidiary of the Company is party to any voting agreement with respect to any securities of the Company or any Subsidiary of the Company.

(d)           Except as set forth above or in Section 3.2(d) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries, free and clear of any and all liens, pledges, mortgages, charges, encumbrances, adverse rights, restrictions or claims and security interests of any kind whatsoever (including any restriction on the right to vote or transfer the same), excluding restrictions imposed by securities laws (“Liens”), and all of such shares and equity interests are duly authorized, validly issued and free of preemptive rights and all such shares are fully paid and nonassessable.

Section 3.3          Corporate Power and Authorization.

(a)           The Company has all necessary corporate power and authority to execute and deliver the Transaction Agreements, to carry out its obligations under the Transaction Agreements and, subject only to the approval, if required by applicable Law, of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (collectively, the “Company Shareholder Approval”), to consummate the Transactions.  The execution, delivery and performance by the Company of the Transaction Agreements and the consummation by the Company of the Transactions have been duly and validly authorized by the Company’s Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize the Transaction Agreements or to consummate the Transactions, subject, in the case of the Merger, to obtaining the Company Shareholder Approval and filing of the Articles of Merger with the Secretary of State of the State of Tennessee in accordance with the TBCA.  Each of the Transaction Agreements has been duly executed and delivered by the Company and, assuming due power and authority of, and due execution and delivery by, Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law) (together, the “Bankruptcy and Equity Exception”).

(b)           The Company’s Board of Directors (or committee thereof), at a meeting duly called and held or in a written consent in lieu thereof (as applicable), has unanimously adopted resolutions (i) declaring that the Transaction Agreements and the Transactions are advisable, fair to and in the best interest of the Company and the Company Shareholders, (ii) adopting this Agreement and approving the other Transaction Agreements, the execution, delivery and performance of the Transaction Agreements by the Company and the consummation of the Transactions, (iii) directing that the approval of this Agreement be submitted to the holders of Company Common Stock unless the approval of this Agreement by the Company Shareholders is not required by applicable Law, (iv) recommending, subject to the ability of the Company to make a Recommendation Withdrawal pursuant to and in accordance with Section 6.2(e), that the Company Shareholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable Law, approve the Merger and adopt this Agreement (such recommendation, the “Company Board Recommendation”) and (v) authorizing and approving the Top-Up Option, the issuance of the Top-Up Option Shares thereunder, the terms of payment (including the potential issuance of the promissory note in the form attached as Annex B) and acknowledging the consideration payable is sufficient.  Subject to the ability of the Company to make a Recommendation Withdrawal pursuant to and in accordance with Section 6.2(e), such resolutions remain in effect and have not been rescinded, modified or withdrawn.

(c)           If required by applicable Law to consummate the Merger, the Company Shareholder Approval is the only vote of the holders of capital stock of the Company or any of its Subsidiaries which is necessary to approve and adopt the Transaction Agreements and the Transactions.

Section 3.4         No Conflicts.  The execution and delivery of the Transaction Agreements by the Company do not, and the consummation by the Company of the Transactions and the compliance by the Company with any of the terms or provisions of the Transaction Agreements will not, (i) conflict with or violate any provision of the Company Charter or Company Bylaws or any of the similar organizational documents of any of its Subsidiaries or, (ii) assuming that the authorizations, consents and approvals referred to in Section 3.5 and the Company Shareholder Approval, if required by applicable Law, are obtained (in the case of the Company Shareholder Approval, in accordance with the TBCA), (x) except as set forth above in clause (ii) or in Section 3.4 of the Company Disclosure Schedule, violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, give rise to the termination of or a right of termination or cancellation under, require consent or notice under, accelerate the performance required by, or result in the creation of any Lien, other than any Permitted Liens, upon any of the respective properties or assets owned or operated by the Company or any of its Subsidiaries under, any note, bond, debenture, mortgage, indenture, deed of trust, license, lease, agreement or other contract, agreement, instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets are bound or affected or (y) conflict with or violate any Laws applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii)(x), any such violation, conflict, loss, default, termination, cancellation, acceleration, right or Lien that does not and would not reasonably be expected to have a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or prevent or materially impede or delay the consummation of the Transactions by the Company.

Section 3.5         Governmental Approvals.  Other than in connection with or in compliance with (i) the TBCA, (ii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the Securities Act of 1933, as amended (the “Securities Act”), (iv) any other applicable federal or state securities Laws or “blue sky” Laws, (v) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (vi) the rules and regulations of the NASDAQ, or (vii) such other consent, approval, waiver, license, permit, franchise, authorization or Order (“Consents”) of, or registration, declaration, notice, report, submission or other filing (“Filings”) with, any Governmental Entity, the failure of which to obtain or make does not have and would not reasonably be expected to have a Company Material Adverse Effect, or materially impair the ability of the Company to perform its obligations hereunder or prevent or materially impede or delay the consummation of the Transactions by the Company, no Consents of, or Filings with, any federal, state or local court, administrative or regulatory agency or commission or other governmental authority, domestic or foreign (including any applicable stock exchange) (each a “Governmental Entity”), are necessary in connection with the execution, delivery and performance of the Transaction Agreements by the Company and the consummation of the Transactions by the Company.

Section 3.6          Company SEC Filings; Financial Statements; Controls.

(a)           The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Exchange Act and the Securities Act since December 29, 2008 (collectively, and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”).  None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.  The Company SEC Documents, as amended, complied as of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), and each of the Company SEC Documents filed subsequent to the date of the Prior Agreement will comply, in all material respects with the requirements of applicable Law, including the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (including its rules and regulations, “SOX”), as the case may be, applicable to such Company SEC Document, and none of the Company SEC Documents as of such respective dates or, if amended, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As of the date of the Prior Agreement, there were no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Documents.  To the Company’s Knowledge, as of the date of the Prior Agreement, none of the Company SEC Documents was the subject of ongoing SEC review or investigation.

(b)           The consolidated financial statements (including all related notes and schedules thereto) of the Company (the “Company SEC Financial Statements”) included in the Company SEC Documents (if amended, as of the date of the last such amendment) comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  The Company SEC Financial Statements fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal recurring year-end audit adjustments, none of which, individually or in the aggregate, has been or will be material to the Company and its Subsidiaries taken as a whole, and to the absence of information or notes not required by GAAP to be included in interim financial statements) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes and schedules thereto).

(c)           Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract, including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, on the other hand, including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or any of its Subsidiaries’ published financial statements or any Company SEC Documents.

(d)           Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, in each case, with respect to the Company SEC Documents, and the statements contained in such certifications were complete, correct and accurate  in all material respects on the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(e)           The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) promulgated by the SEC under the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management or the Company’s Board of Directors and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets.

(f)           The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated by the SEC under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that information (both financial and non-financial) relating to the Company and the Subsidiaries of the Company required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.  The management of the Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of SOX for the fiscal year ended January 1, 2012, and no significant deficiency or material weakness was identified.  To the Company’s Knowledge, there are no facts or circumstances that would prevent its principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of SOX, without qualification, when next due.

(g)           The Company is in compliance in all material respects with (i) all applicable rules and all current listing and corporate governance requirements of NASDAQ, and (ii) all applicable rules, regulations and requirements of SOX and the SEC.

Section 3.7          No Undisclosed Liabilities.  Except as disclosed on Section 3.7 of the Company Disclosure Schedules, as of the date of the Prior Agreement there were no liabilities or obligations of the Company or any of its Subsidiaries of any nature, whether accrued, contingent, absolute, known or otherwise, in each case, whether or not required by GAAP to be reflected or reserved against on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP or the notes thereto, other than: (a) liabilities or obligations as and to the extent reflected or reserved against in the Company’s audited consolidated balance sheet as of January 1, 2012 included in the Company SEC Documents or in the notes thereto, (b) liabilities or obligations that were incurred since January 1, 2012 in the Ordinary Course of Business, (c) liabilities or obligations that, individually and in the aggregate, are not and would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole, or (d) liabilities or obligations disclosed in the Company Disclosure Schedule.

Section 3.8          Information Supplied.

(a)           The Schedule 14D-9 and the information supplied (or to be supplied) in writing by the Company specifically for inclusion or incorporation by reference in the Offer Documents will not, at the respective times the Schedule 14D-9, the Offer Documents, and any amendments or supplements thereto are filed with the SEC, and/or at the time they are first published, sent or given to the Company Shareholders, and on the Expiration Date, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(b)           The Schedule 14D-9, and any amendments or supplements thereto will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws. The Schedule 14D-9 will not, on the date it is first sent to the Company Shareholders, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied in writing by Parent or Merger Sub or any of their directors, officers, employees, Affiliates, agents or other representatives for inclusion or incorporation by reference in the Schedule 14D-9.

Section 3.9          Labor Matters.

(a)           Since December 29, 2008, (i) neither the Company nor any of its Subsidiaries is or has been a party to any collective bargaining agreement, labor union contract, trade union agreement, or any other labor-related agreements with any labor union, labor organization or works council (each a “Collective Bargaining Agreement”), (ii) no employees of the Company or any of its Subsidiaries are or have been represented by any labor union, labor organization or works council in connection with their employment with the Company or any Subsidiary, (iii) to the Company’s Knowledge, there currently are no, and there have not been any, activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries, (iv) no Collective Bargaining Agreement is being or has been negotiated by the Company or any of its Subsidiaries, and (v) there currently is no, and there has not been any, picketing, strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened that may materially interfere with the respective business activities of the Company or any of its Subsidiaries.

(b)           Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance with applicable Laws and Orders with respect to hiring, employment, and termination of employment (including but not limited to applicable Laws regarding wage and hour requirements, tips, correct classification of independent contractors and of employees as exempt and non-exempt, unfair labor practices, work authorization status, immigration, discrimination in employment, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, employee health and safety, collective bargaining and the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar state or local “mass layoff” or “plant closing” law), except where the failure to comply does not and would not reasonably be expected to have a Company Material Adverse Effect.  There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries since December 29, 2008.  Except as has not had, and would not reasonably be expected to have a Company Material Adverse Effect, (i) there is no complaint, charge, claim or proceeding based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual now pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, before any Governmental Entity or regulatory authority, and (ii) there is no complaint, charge, claim or proceeding before any Governmental Entity or regulatory authority with respect to a violation of any occupational safety or health standards that is now pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries.

(c)           Except as set forth in Section 3.9(c) of the Company Disclosure Schedule and except as do not and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the Ordinary Course of Business).

Section 3.10       Absence of Certain Changes or Events.  Since January 1, 2012, except (a) as disclosed in the Company SEC Documents filed with or furnished to the SEC prior to the date of the Prior Agreement or as set forth in Section 3.10 of the Company Disclosure Schedule and (b) for liabilities or obligations incurred in connection with the Transactions, (i) there has not been any event, change, development, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, (ii) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the Ordinary Course of Business and (iii) neither the Company nor any of its Subsidiaries has taken any action described in Section 5.1(b) hereof that, if taken after the date of the Prior Agreement and prior to the Effective Time without the prior written consent of Parent, would violate such provision.

Section 3.11        Compliance with Laws.  Other than those violations or allegations that, individually and in the aggregate, are not and would not reasonably be expected to have a Company Material Adverse Effect or as set forth in Section 3.11 of the Company Disclosure Schedule, (a) the Company and its Subsidiaries are not in violation of, and since December 29, 2008 have not violated, any Laws and Orders applicable to the Company, any of its Subsidiaries or any assets owned or used by any of them and (b) neither the Company nor any of its Subsidiaries has received any written communication since December 29, 2008 from a Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance with any Law (except for violations that have been resolved).

Section 3.12        Permits.

(a)           The Company and each of its Subsidiaries have all required governmental licenses, franchises, permits, certificates, consents, orders, approvals and authorizations (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain any such Permit, individually and in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  The Company and its Subsidiaries are (and since December 29, 2008 have been) in compliance with the terms of all Permits, except where non-compliance does not or would not reasonably be expected to have a Company Material Adverse Effect.  Since December 29, 2008, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Entity was considering the amendment, termination, revocation or cancellation of any Permit, except any such amendments, terminations, revocations or cancellations that, individually and in the aggregate, do not and would not reasonably be expected to have a Company Material Adverse Effect.  The consummation of the Transactions by the Company, in and of themselves, will not cause the revocation or cancellation of any Permit that is not a Liquor License, except any such revocations and cancellations that, individually and in the aggregate, are not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)           Section 3.12(b) of the Company Disclosure Schedule sets forth a list as of the date of the Prior Agreement of all liquor licenses (including beer and wine licenses) held or used by the Company and its Subsidiaries (collectively, the “Liquor Licenses”) in connection with the operation of each restaurant operated by the Company or any of its Subsidiaries, along with the name and street, city and state address of each such restaurant, and the expiration date of each such Liquor License.

(c)           As of the date of the Prior Agreement, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, individually or in the aggregate:

(i)          to the extent required by applicable Law, each restaurant currently operated by the Company or any of its Subsidiaries possessed a Liquor License;

(ii)         each Liquor License was in full force and effect and was adequate for the current conduct of the operations at the restaurant for which it is issued;

(iii)        neither the Company nor any of its Subsidiaries had received any written notice of any pending or threatened modification, suspension, or cancellation of a Liquor License or any proceeding related thereto;

(iv)        since December 29, 2008, there had been no Proceedings relating to any of the Liquor Licenses; and

(v)         there were no pending disciplinary actions, unresolved citations, unsatisfied penalties, or past disciplinary actions relating to Liquor Licenses that would reasonably be expected to have any impact on any restaurant or the ability to maintain or renew any Liquor License.

Section 3.13        Litigation.  Except as set forth on Section 3.13 of the Company Disclosure Schedule, as of the date of the Prior Agreement, there were no Proceedings pending, or threatened in writing and received by the Company or any of its Subsidiaries, against the Company or any of its Subsidiaries or any of their respective properties or assets or any of their respective officers or directors (in their capacity as officers or directors of the Company or any of its Subsidiaries) before any Governmental Entity (other than insurance claims litigation or arbitration arising in the Ordinary Course of Business), which, if determined or resolved adversely in accordance with the plaintiff’s or claimant’s demands, individually or in the aggregate, were or would have reasonably been expected to be material and adverse to the Company and its Subsidiaries, taken as a whole.  As of the date of the Prior Agreement, there was no material Order outstanding against the Company or any of its Subsidiaries.

Section 3.14        Taxes.  Except as set forth on Section 3.14 of the Company Disclosure Schedule and as has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a)           All Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been duly and timely filed (including extensions) in accordance with all applicable Laws, and all such Tax Returns are true, complete and accurate in all material respects.

(b)           The Company and each of its Subsidiaries have duly and timely paid or have duly and timely withheld and remitted to the appropriate Taxing Authority all Taxes due and payable.  All required estimated tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Company and each of its Subsidiaries.

(c)           The federal income Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2007 have been examined and the examinations have been closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

(d)           There is no Proceeding pending, or threatened in writing and received by the Company or its Subsidiaries, against or with respect to the Company or any of its Subsidiaries in respect of any Tax.

(e)           Neither the Company nor any of its Subsidiaries nor any other Person on their behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any knowledge that any Taxing Authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the Company or any of its Subsidiaries, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company or any of its Subsidiaries or (iii) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid.

(f)           There are no Liens on any of the assets, rights or properties of the Company or any of its Subsidiaries with respect to Taxes, other than Permitted Liens.

(g)           Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of the Prior Agreement or (ii) in a distribution that would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement.

(h)           Neither the Company nor any of its Subsidiaries has been: (i) a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or (ii) a party to a tax sharing, tax indemnity or tax allocation agreement (other than an agreement exclusively between or among the Company and its Subsidiaries).

(i)           Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” as defined in Treasury Regulation §1.6011-4(b)(2).

Section 3.15        Employee Benefit Plans and Related Matters; ERISA.

(a)           Section 3.15 of the Company Disclosure Schedule sets forth, as of the date of the Prior Agreement, a true and complete list of each Company Benefit Plan.  With respect to each Company Benefit Plan, the Company has made available to Parent a true and complete copy of such written Company Benefit Plan, and, to the extent applicable, (i) all trust agreements, insurance contracts or other funding arrangements, (ii) the most recent trust reports for both ERISA funding and financial statement purposes, (iii) the most recent Form 5500 with all attachments filed with the Internal Revenue Service (“IRS”) or the Department of Labor, (iv) the most recent IRS determination letter (or opinion letter upon which the Company is entitled to rely), and (v) all material current summary plan descriptions.  “Company Benefit Plan” means any employee benefit plan, program, policy or contract (including any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and each other pension, profit-sharing or other retirement, bonus, deferred compensation, incentive compensation, stock bonus, stock appreciation, stock purchase, stock ownership, restricted stock, restricted stock unit, stock option or other equity-based (whether real or phantom), employment, vacation, holiday, sick leave, welfare benefit, paid time off, leave of absence, tax gross up, disability, death benefit, cafeteria, hospitalization, material fringe benefit, medical, dental, vision, life or other insurance, termination, retention, change in control or severance plan, program, policy or contract) with respect to which the Company or any of its ERISA Affiliates has any obligation or liability, contingent or otherwise.  As used in this Agreement, “ERISA Affiliate” means any Person which is (or at any relevant time was or will be) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with the Company as such terms are defined in Section 414(b), (c), (m) or (o) of the Code.

(b)           Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS (or opinion letter upon which the Company is entitled to rely) that the Company Benefit Plan is so qualified, and, to the Company’s Knowledge, there are no existing circumstances or any events that, individually or in the aggregate, adversely affect or would reasonably be expected to adversely affect the qualified status of any such plan in a manner which does have or would reasonably be expected to have a Company Material Adverse Effect.  Each Company Benefit Plan has been administered and operated in accordance with its terms and with applicable Law, except as, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  All contributions or other amounts which the Company was required to make to Company Benefit Plans on or prior to the Closing Date have been paid, except where any failure to do so would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c)           No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and, to the Company’s Knowledge, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability (exclusive of the liability to pay insurance premiums to the Pension Benefit Guaranty Corporation (“PBGC”) under Title IV of ERISA), except as, individually and in the aggregate, does not have and would not reasonably be expected to have a Company Material Adverse Effect.

(d)           There are no pending actions or claims with respect to any of the Company Benefit Plans by any employee or otherwise involving any such plan or the assets of any such plan (other than routine claims for benefits), except as, individually and in the aggregate, do not have and would not reasonably be expected to have a Company Material Adverse Effect.

(e)           No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or is a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA.  No Company Benefit Plan is an employee pension benefit plan that is subject to Title IV of ERISA.

(f)           Except as set forth in Section 3.15(f) of the Company Disclosure Schedule, no Company Benefit Plan provides for or promises medical, surgical, hospitalization, death, disability, life insurance or similar benefits coverage (whether or not insured) for current or former employees, officers, service providers or directors of the Company for periods extending beyond their retirement, other than coverage mandated by applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and the regulations issued thereunder.

(g)           Except as provided in this Agreement, as set forth in Section 3.15(g) of the Company Disclosure Schedule or as required by applicable Law, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former director, officer or employee of the Company or of any of its Subsidiaries to severance pay or any similar payment or (ii) result in any payment becoming due, accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such director, officer or employee.  Except as set forth in Section 3.15(g) of the Company Disclosure Schedule, the Company is not a party to any contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company to be non-deductible (in whole or in part) under Section 280G of the Code.

(h)           Except to the extent representations or warranties of the Company included in Sections 3.6, 3.7, 3.10 and 3.14 apply to Company Benefit Plans or ERISA matters, this Section 3.15 contains the sole and exclusive representations and warranties of the Company regarding Company Benefits Plans or ERISA matters, or liabilities or obligations, or compliance with Laws, relating thereto.

Section 3.16        Material Contracts.

(a)           For purposes of this Agreement, a “Company Material Contract” shall mean any Contract to which the Company or any of its Subsidiaries is a party:

(i)          that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)         that contains (A) any exclusivity provision, (B) any right to develop or operate a business under any of the Company’s or any of its Subsidiaries’ brands, (C) any covenant that limits, curtails or restricts (x) in a material way the ability of the Company or any of its Subsidiaries or in any way any of their respective Affiliates to compete in any line of business, in any geographic location or with any Person, (y) the Persons to whom the Company or any of its Subsidiaries may sell products or deliver services or (z) the types of products or services that the Company or any of its Subsidiaries may sell or deliver or (D) any “non-solicitation,” “no hire” or similar provision which restricts the Company or any of its Subsidiaries from soliciting, hiring, engaging, retaining or employing such Person’s current or former employees in a manner or to an extent that would interfere with the Ordinary Course of Business, in each case other than any such Contracts (1) to purchase inventory and other products for immediate consumption to be used in the Ordinary Course of Business (unless such Contract is material to the business or the financial condition of the Company and its Subsidiaries, taken as a whole), (2) that may be cancelled without material liability to the Company or its Subsidiaries upon notice of thirty (30) days or less, (3) any such Contract for leased real property entered into in the Ordinary Course of Business that contains customary covenants that prohibit: (i) the Company or any of its Subsidiaries from using any trade names other than a trade name of the Company or its Subsidiaries, (ii) the Company or any of its Subsidiaries from using any leased real property to operate a different restaurant concept than the restaurant concept currently operated on such leased real property by the Company or its Subsidiary, or (iii) the Company or any of its Subsidiaries from operating other restaurant concepts of the Company or its Subsidiaries within a specified geographic area in relation to an existing restaurant of the Company or its Subsidiaries, or (4) that are not material to the Company and its Subsidiaries, taken as a whole;

(iii)        entered into after December 29, 2008 (A) relating to the disposition, acquisition (directly or indirectly) by the Company or any of its Subsidiaries of properties, assets or businesses (whether by merger, purchase or sale of stock or assets or otherwise) with a fair market value in excess of $500,000, or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material interest in any other Person or other business enterprise for an amount in excess, in the aggregate, of $500,000, other than the Subsidiaries of the Company;

(iv)        relate to an acquisition, divestiture, merger, license or similar transaction and contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and, individually or in the aggregate, could reasonably be expected to result in payments by the Company or any of its Subsidiaries in excess of $500,000;

(v)         that relates to the formation, creation, operation, management or control of any legal partnership, strategic alliance or joint venture entity pursuant to which the Company has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person involving annual payments of at least $500,000;

(vi)        that involves or relates to indebtedness (including any guarantee thereto) for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) outside the Ordinary Course of Business or in a principal amount in excess of $2,500,000;

(vii)       that is a mortgage, pledge, security agreement, deed of trust, capital lease or similar agreement (other than any lease of real property) that creates or grants a Lien on any material property or asset of the Company or any of its Subsidiaries, in each case involving annual payments of more than $500,000;

(viii)      that is a settlement, conciliation or similar agreement (x) with any Governmental Entity that imposes on the Company any material obligations after the date of the Prior Agreement, or (y) which would require the Company or any of its Subsidiaries to pay consideration of more than $500,000 after the date of the Prior Agreement;

(ix)        with any of the Company’s directors or executive officers (including employment agreements), five percent or greater shareholders of the Company or any of their respective Affiliates (other than the Company or any of its Subsidiaries) or immediate family members;

(x)         with any labor union, including any Collective Bargaining Agreement;

(xi)        that (A) contains a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire (or agreed to cause any other Person not to acquire) assets or securities of a Person or (B) grants to any Person any right of first offer or right of first refusal to purchase, lease, sublease, use, possess or occupy all or a substantial part of the material assets of the Company or any of its Subsidiaries, taken as a whole;

(xii)       that is a voting or registration rights agreement;

(xiii)      that is a financial derivatives master agreement or confirmation, or futures account opening agreement and/or brokerage statement, evidencing financial hedging or similar trading activities;

(xiv)      that is a Contract that expressly restricts or limits the payment of dividends or other distributions on equity securities;

(xv)       to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole, that is a (w) consulting Contract, (x) Contract that contains requirements of minimum purchases by the Company or its Subsidiaries, (y) Contract that provides for the indemnification of any indemnitee outside the Ordinary Course of Business or (z) Contract granting a right of first refusal or first negotiation to any third party;

(xvi)      any Contract that relates to the employment of any individual on a full-time or part-time, consulting or other basis providing annual compensation in excess of $250,000;

(xvii)     that by its terms calls for aggregate payments by or to the Company or any of its Subsidiaries, of more than $500,000 in any 12-month period, except for any such Contract (x) that is a lease of real property, (y) that is an insurance policy of the Company entered into in the Ordinary Course of Business or (z) to purchase inventory and other products for immediate consumption to be used in the Ordinary Course of Business;

(xviii)    that contains a License granted to the Company or any of its Subsidiaries of any material Intellectual Property (other than in-licenses of commercially available, off-the-shelf or “click wrap” Software that by their terms call for aggregate payments by the Company and its Subsidiaries of less than $250,000 per year);

(xix)       that contains a License granted by the Company or any of its Subsidiaries to a third Person outside the Ordinary Course of Business, pursuant to which such third Person is authorized to use any Company or Subsidiary-owned, proprietary Intellectual Property;

(xx)        any Contract, or group of Contracts with a Person (or group of Affiliated Persons), the termination or breach of which would have a Company Material Adverse Effect, and is not disclosed pursuant to clauses (i) through (xix) above; or

(xxi)       that contains a commitment or agreement to enter into any of the foregoing.

(b)           Section 3.16 of the Company Disclosure Schedule contains a complete and accurate list of all Company Material Contracts to or by which the Company or any of its Subsidiaries was a party as of the date of the Prior Agreement. As of the date of the Prior Agreement, true and complete copies of all Company Material Contracts had been (i) publicly filed with the SEC or (ii) made available to Parent, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(c)           Each Company Material Contract listed on Section 3.16 of the Company Disclosure Schedule is (i) a valid and binding obligation of the Company or its Subsidiary party thereto and enforceable against the Company or its Subsidiary party thereto in accordance with its terms (except that (x) such enforcement may be subject to a Bankruptcy and Equity Exception and (y) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) and, to the Company’s Knowledge, except as set forth in Section 3.16(c) of the Company Disclosure Schedule, each other party thereto and (ii) in full force and effect, except in the case of clauses (i) and (ii) above, as do not and would not reasonably be expected to have a Company Material Adverse Effect.  The Company and each of its Subsidiaries has performed its obligations required to be performed by it prior to the date of the Prior Agreement under each Company Material Contract to which it was or is a party and no condition exists that, with notice or lapse of time or both, would constitute a default thereunder by the Company and its Subsidiaries party thereto, except in each case as do not and would not reasonably be expected to have a Company Material Adverse Effect.  To the Company’s Knowledge, each other party to each Company Material Contract has performed its obligations required to be performed by it under such Company Material Contract, and no condition exists that, with notice or lapse of time or both, would constitute a default thereunder by any such other party thereto except in each case as do not and would not reasonably be expected to have a Company Material Adverse Effect.  To the Company’s Knowledge, since January 1, 2012 none of the Company or any of its Subsidiaries has received written notice of any violation of or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that do not and would not reasonably be expected to have a Company Material Adverse Effect.  No party to any Company Material Contract has given the Company or any of its Subsidiaries written notice of its intention to terminate or cancel any Company Material Contract.

Section 3.17        Intellectual Property; Software.

(a)           Except as do not and would not reasonably be expected to have a Company Material Adverse Effect, (i) Section 3.17(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all (A) patents and patent applications, (B) trademark or service mark applications and registrations, (C) domain name registrations, and (D) copyright registrations and applications, in each case, owned or filed by the Company or any of its Subsidiaries, and (ii) either the Company or a Subsidiary of the Company owns, free and clear of all Liens (other than Permitted Liens), or has a valid and continuing license to use, all Intellectual Property and Software used in connection with the business of the Company and its Subsidiaries as currently conducted.

(b)           Except as do not and would not reasonably be expected to have a Company Material Adverse Effect, (i) to the Company’s Knowledge as of the date of the Prior Agreement, the conduct of the business as then conducted by the Company and its Subsidiaries did not infringe, misappropriate, dilute or otherwise violate any Person’s Intellectual Property, (ii) as of the date of the Prior Agreement, there was no such claim pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries, (iii) to the Company’s Knowledge as of the date of the Prior Agreement, except as set forth in Section 3.17(b) of the Company Disclosure Schedule, no Person had infringed, misappropriated or otherwise violated, or was infringing, misappropriating or otherwise violating, any Intellectual Property owned by the Company, and (iv) no such claims are pending or threatened in writing against any Person by the Company or its Subsidiaries.

(c)           The Company and its Subsidiaries have taken reasonably necessary steps to protect and preserve the confidentiality of all material trade secrets and other material confidential information owned by the Company and/or its Subsidiaries.

(d)           The Company maintains control of copies of the Software included in the Intellectual Property which the Company or its Subsidiaries license from third Persons or otherwise use and documentation (including user guides) reasonably necessary to use such Software, and the Company maintains control over the use of source code and/or such other documentation (including user guides and specifications) for all material proprietary Software developed or created by the Company and owned by the Company or any of its Subsidiaries (“Company Proprietary Software”) and/or such documentation (including user guides and specifications) reasonably necessary to use, maintain and modify the Company Proprietary Software.  The Company Proprietary Software, and, to the Company’s Knowledge, the material Software included in the Intellectual Property which the Company or its Subsidiaries license from third Persons or otherwise use functions substantially in compliance with applicable written, published documentation and specifications, except as do not and would not reasonably be expected to have a Company Material Adverse Effect.  As used in this Agreement, “Software” means all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, software databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing.  Except as do not and would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries own, lease or license all Software, hardware, databases, computer equipment and other information technology necessary for the operations of the Company’s and its Subsidiaries’ businesses as currently conducted.

Section 3.18        Real Properties; Personal Properties.

(a)           Section 3.18(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of the Prior Agreement, of all real property owned by the Company or any of its Subsidiaries that was primarily used or held for use in the operation of the Company’s business as currently conducted as of the date of the Prior Agreement.

(b)           Section 3.18(b) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of the Prior Agreement, of all leases of real property under which the Company or any of its Subsidiaries was a tenant or a subtenant and that was primarily used or held for use in the operation of the Company’s business as currently conducted as of the date of the Prior Agreement.

(c)           As of the date of the Prior Agreement, except as set forth in Section 3.18(c) of the Company Disclosure Schedule and except for those matters that, individually and in the aggregate, did not and would not have reasonably been expected to have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries had good marketable and valid title to, or good and valid leasehold or sublease interests or other comparable contract rights in or relating to all real property of the Company and its Subsidiaries free and clear of all Liens, except for Permitted Liens and minor defects in title, recorded easements, restrictive covenants and similar encumbrances of record that, individually and in the aggregate, did not and would not have reasonably been expected to detract from the value of such property, (ii) the Company and each of its Subsidiaries had complied with the terms of all leases of real property of the Company and its Subsidiaries and all such leases are in full force and effect, enforceable in accordance with their terms against the Company or any Subsidiary party thereto and, to the Company’s Knowledge, the counterparties thereto and (iii) neither the Company nor any of its Subsidiaries had received or been provided any written notice of any event or occurrence that had resulted or would have reasonably been expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any such lease.

(d)           Except for those matters that do not and would not reasonably be expected to have a Company Material Adverse Effect, the restaurants owned or leased by the Company or any of its Subsidiaries or otherwise used by the Company or any of its Subsidiaries in connection with the operation of their businesses are (as to physical plant and structure) structurally sound, in good operating condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put.

(e)           Except as does not and would not reasonably be expected to materially interfere with the ability of the Company to conduct its business as presently conducted, the machinery, equipment, furniture, fixtures, trade fixtures, improvements and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are in good operating condition and repair (ordinary wear and tear excepted) and, in the aggregate, sufficient and adequate to carry on their respective businesses as presently conducted, and, except as set forth in Section 3.18(e) of the Company Disclosure Schedule, the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens.

(f)           Section 3.18(f) of the Company Disclosure Schedule sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $500,000 relating to personal property used in the business of the Company or any of its Subsidiaries as conducted as of the date of the Prior Agreement or to which the Company or any of its Subsidiaries was a party or by which the properties or assets of the Company or any of its Subsidiaries was bound.

(g)           Each of the Personal Property Leases is in full force and effect and neither the Company nor any Subsidiary has received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any Subsidiary under any of the Personal Property Leases and, to the Company’s Knowledge, no other party is in default thereof.

Section 3.19        Environmental Matters.  Except as do not and would not reasonably be expected to have a Company Material Adverse Effect, individually or in the aggregate:

(a)           Since January 1, 2005 the Company and its Subsidiaries have been and are in compliance with all applicable Environmental Laws, including, but not limited to, obtaining, possessing and complying with all Permits required for its operations under applicable Environmental Laws (“Environmental Permits”);

(b)           There is no pending or, to the Company’s Knowledge, threatened claim, investigation, legal or administrative proceeding against the Company or any of its Subsidiaries under or pursuant to any Environmental Law.  Neither the Company nor any of its Subsidiaries has received written notice from any Person, including but not limited to any Governmental Entity, alleging any current or past violation of any applicable Environmental Law or Environmental Permit or otherwise may be liable under any applicable Environmental Law or Environmental Permit, which violation or liability is unresolved.  Neither the Company nor any Subsidiary is a party or subject to any administrative or judicial order or decree pursuant to any Environmental Law;

(c)           Neither the Company nor any of its Subsidiaries has caused the release, spill or discharge of any Hazardous Substances, and with respect to real property that is currently, or, to the Company’s Knowledge, formerly owned, leased or operated by the Company or any of its Subsidiaries, there have been no releases, spills or discharges of Hazardous Substances on or underneath any of such real property that would be reasonably likely to result in a liability or obligation on the part of the Company or any of its Subsidiaries;

(d)           The Company and each of its Subsidiaries have provided Parent with access to all material environmental assessments, audits, reports and similar material documentation related to environmental matters or potentially material liabilities under any Environmental Law or Environmental Permit, including any related correspondence with Governmental Entities, that are in the possession, custody or reasonable control of the Company or any of its Subsidiaries.

(e)           Except to the extent representations or warranties of the Company included in Sections 3.6, 3.7 and 3.10 apply to compliance with or liability under any Environmental Law, the representations and warranties contained in this Section 3.19 constitute the sole and exclusive representations and warranties of the Company regarding compliance with or liability under Environmental Laws.

Section 3.20        Rights Plan; Takeover Statutes.

(a)           The Company’s Board of Directors has resolved and taken all other necessary action to (i) render the Rights Plan inapplicable to the Transaction Agreements and the Transactions and (ii) ensure that the execution or delivery of the Transaction Agreements and the consummation of the Transactions will not (A) cause Parent or Merger Sub or any of their Affiliates to be an Acquiring Person (as defined in the Rights Plan) pursuant to the Rights Plan, (B) cause a Distribution Date (as defined in the Rights Plan) to occur or (C) result in the distribution of Right Certificates (as defined in the Rights Plan) separate from the certificates representing the shares of Company Common Stock.  Such resolutions and other actions remain in effect and have not been rescinded, modified or withdrawn.

(b)           Assuming the correctness of the representation of Parent and Merger Sub set forth in Section 4.10, no “business combination,” “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other similar state or federal anti-takeover statute or regulation (including the TBCA) (each a “Takeover Statute”) is applicable to the Company with respect to the Transactions or the shares of Company Common Stock.

(c)           Assuming that Parent conducts the Offer in accordance with the terms set forth in Section 1.1 and the Offer otherwise meets the requirements of Section 48-103-102(10)(B)(v) of the Tennessee Investor Protection Act, the Company’s Board of Directors has taken or will take (prior to the commencement of the Offer) such action as is necessary (including recommending acceptance of the Offer to the holders of the Company Common Stock) to assure that none of the Offer, the Merger, the Top-Up Option or the other Transactions will be a “takeover offer” under the Tennessee Investor Protection Act.

Section 3.21       Brokers’ and Finders’ Fees.  Except for Cary Street Partners LLC (“Cary Street”), there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee, commission or reimbursement of expenses from the Company or any of its Subsidiaries in connection with the Transactions.  The Company has made available to Parent a true, complete and correct copy of the Company’s engagement letter with Cary Street (and any amendments, modifications and supplements thereto), which letter describes all fees payable to Cary Street in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification or other agreements related to the engagement of Cary Street.

Section 3.22        Opinion of Financial Advisor.  The Company’s Board of Directors has received an opinion from Cary Street to the effect that, as of the date of this Agreement and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Offer Price or the Merger Consideration, as applicable, to be received by the Company Shareholders (other than Parent, Merger Sub and any of their respective Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such Company Shareholders.  The Company has delivered an accurate and complete copy of such opinion to Parent solely for informational purposes.

Section 3.23        Suppliers.  Section 3.23 of the Company Disclosure Schedule sets forth the ten (10) largest suppliers of the Company for the twelve (12) month period ending on January 1, 2012 (the “Material Suppliers”).  To the Company’s Knowledge, since January 2, 2012, there has not been any material adverse change in the business relationship of the Company or any of its Subsidiaries with any Material Supplier, and neither the Company nor any of its Subsidiaries has received any written communication or notice from any Material Supplier to the effect that any such supplier (a) has changed, modified, amended or reduced, or intends to change, modify, amend or reduce, its business relationship with the Company or any of its Subsidiaries in a manner inconsistent with the Ordinary Course of Business, or (b) will fail to perform in any respect, or intends to fail to perform in any respect, its obligations under any of its Contracts with the Company or any of its Subsidiaries, except in each case of (a) and (b), as would not reasonably be expected to interfere materially with the ability of the Company and its Subsidiaries to conduct their businesses as presently conducted.

Section 3.24       Insurance.  Section 3.24 of the Company Disclosure Schedule sets forth a true, complete and correct list of all insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by the Company or any of its Subsidiaries (the “Policies”).  Taken as a whole and in all material respects, the Policies (a) provided coverage for the operations conducted by the Company and its Subsidiaries as of the date of the Prior Agreement of a scope and coverage consistent with customary practice in the industries in which the Company and its Subsidiaries operate and (b) as of the date of the Prior Agreement were in full force and effect.  Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, of any of the Policies. No written notice of cancellation or termination has been received by the Company with respect to any of the Policies.

Section 3.25        Quality and Safety of Food and Beverage Products.  Since December 29, 2008, (a) there have been no recalls of any food or beverage product of the Company or any of its Subsidiaries, whether ordered by a Governmental Entity or undertaken voluntarily by the Company or any of its Subsidiaries and (b) none of the food or beverage products of the Company or any of its Subsidiaries have been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Law, or pose an inappropriate threat to the health or safety of a consumer when consumed in the intended manner, except in each case of (a) and (b), as would not, reasonably be expected to have a Company Material Adverse Effect.

Section 3.26        No Other Representations and Warranties; Disclaimers.

(a)           Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or operations or (ii) any oral or written information furnished or made available to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of the Transaction Agreements or the consummation of the Transactions.

(b)           Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly made by Parent and Merger Sub in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent and Merger Sub and any of their respective Subsidiaries furnished or made available to the Company, or any of its Affiliates or Representatives.  Without limiting the generality of the foregoing, the Company acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Affiliates or Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent to the Company immediately prior to the execution and delivery of the Prior Agreement, as amended on the date hereof solely to amend the numbering of the sections thereof to reflect the Section numbering of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any section of this Agreement or any other section or subsection of the Parent Disclosure Schedule to which the relevance of such disclosure is reasonably apparent on its face and that the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Parent Material Adverse Effect), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1          Corporate Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by management to be conducted.  Each of Parent and Merger Sub is duly licensed or qualified to do business, and is in good standing, in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing do not and would not reasonably be expected to have a Parent Material Adverse Effect.  Parent has delivered or made available to the Company true, complete and correct copies of the certificate of incorporation (the “Parent Charter”) and bylaws (the “Parent Bylaws”) of Parent and the charter and bylaws of Merger Sub , in each case as amended as of the date of this Agreement.

Section 4.2          Corporate Power and Authorization.

(a)           Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver each of the Transaction Agreements and to consummate the Transactions.  The execution, delivery and performance by Parent and Merger Sub of the Transaction Agreements, and the consummation of the Transactions by Parent and Merger Sub, have been duly and validly authorized and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the Transaction Agreements or to consummate the Transactions, subject, in the case of the Merger, to the filing of the Articles of Merger with the Secretary of State of the State of Tennessee in accordance with the TBCA.  Each of the Transaction Agreements has been duly executed and delivered by Parent and Merger Sub and, assuming due power and authority of, and due execution and delivery by, the other parties thereto, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)           The Board of Directors of Merger Sub, in a written consent in lieu of a meeting, has adopted resolutions declaring it advisable for Merger Sub to enter into the Transaction Agreements and approving the Transaction Agreements, the execution, delivery and performance of the Transaction Agreements and the consummation by Merger Sub of the Transactions.  Parent (or its relevant Subsidiary), in its capacity as the sole shareholder of Merger Sub, has adopted resolutions approving the execution, delivery and performance of this Agreement by Merger Sub and the consummation by Merger Sub of the Merger and the other Transactions.  Subject to changes made in connection with Parent’s and Merger Sub’s exercise of their rights to terminate this Agreement in accordance with its terms, such resolutions have not been subsequently rescinded, modified or withdrawn.

Section 4.3         No Conflicts.  The execution and delivery of the Transaction Agreements by Parent and Merger Sub do not, the consummation of the Transactions by Parent and Merger Sub, and the compliance by Parent and Merger Sub with any of the terms or provisions of the Transaction Agreements will not, (i) conflict with or violate any provision of the Parent Charter or Parent Bylaws or the charter or bylaws of Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 are duly obtained, (x) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, give rise to the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien, other than any Permitted Liens, upon any of the respective properties or assets of Parent or Merger Sub under, any Contract to which Parent, Merger Sub or any of their respective Subsidiaries, is a party, or by which they or any of their respective properties or assets is bound or affected or (y) conflict with or violate any Laws applicable to Parent or Merger Sub or any of their respective properties or assets, other than, in the case of clause (ii)(x), any such violation, conflict, loss, default, right or Lien that does not and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4          Governmental Approvals.  Other than in connection with or in compliance with (i) the TBCA, (ii) the Exchange Act, (iii) the Securities Act, (iv) the rules and regulations of NASDAQ or (v) such other Consents of, or Filings with, any Governmental Entity, the failure of which to obtain or make has not had and would not reasonably be expected to have a Parent Material Adverse Effect, no Consents of, or Filings with, any Governmental Entity are necessary in connection with the execution and delivery of the Transaction Agreements by Parent and Merger Sub and the consummation of the Transactions.

Section 4.5          Information Supplied.

(a)           The information supplied (or to be supplied) in writing by Parent and Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9 will not, at the respective times the Schedule 14D-9 and/or any amendments or supplements thereto, are filed with the SEC or at the time they are first published, sent or given to the Company Shareholders, or on the Expiration Date, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(b)           Subject to the accuracy of the representations and warranties of the Company set forth in Section 3.8, the Offer Documents and any amendments or supplements thereto that will be provided to the Company Shareholders in connection with the Offer will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws. The Offer Documents will not, at the time the Offer Documents are filed with the SEC or at the time the Offer Documents are first sent to the Company Shareholders contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied in writing by the Company or any of their directors, officers, employees, Affiliates, agents or other representatives for inclusion or incorporation by reference in any of the Offer Documents.

Section 4.6          Merger Sub.  Merger Sub has been formed solely for the purpose of engaging in the Transactions and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by the Transaction Agreements.

Section 4.7          Litigation.  As of the date of the Prior Agreement, there were no Proceedings pending, or threatened in writing and received by Parent or any of its Subsidiaries, against Parent or any of its Subsidiaries before any Governmental Entity (other than insurance claims litigation or arbitration arising in the Ordinary Course of Business), which, if determined or resolved adversely in accordance with the plaintiff’s or claimant’s demands, would have reasonably been expected to have a Parent Material Adverse Effect.  As of the date of the Prior Agreement, there was no Order outstanding against Parent or any of its Subsidiaries which would have reasonably been expected to have a Parent Material Adverse Effect.

Section 4.8          No Parent Vote Required.  No vote or other action of the shareholders of Parent is required by Law, the Parent Charter or the Parent Bylaws or otherwise in order for Parent and Merger Sub to consummate the Transactions.

Section 4.9          Available Funds.  The obligations of Parent and Merger Sub are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the Transactions.  Parent and Merger Sub had as of the date of the Prior Agreement and will have as of the Acceptance Time and the Effective Time, sufficient cash (or the ability to draw funds down under its then-existing credit facilities) to pay all amounts to be paid by Parent and Merger Sub in connection with this Agreement and the Transactions, including Parent and Merger Sub’s costs and expenses and the aggregate Merger Consideration on the terms and conditions contained in this Agreement, and there is no restriction on the use of such cash for such purpose.

Section 4.10        No Ownership of Company Common Stock.  Neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, or is the record holder of, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company and neither Parent nor any of its Subsidiaries has any rights to acquire, hold, vote or dispose of any shares of Company Common Stock except pursuant to this Agreement.  There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.  Neither Parent nor any of its Subsidiaries, alone or together with any other Person is, nor at any time during the last five (5) years has it been, an “interested shareholder” of the Company under the TBCA.

Section 4.11        No Other Representations and Warranties; Disclaimers.

(a)           Except for the representations and warranties made by Parent and Merger Sub in this Article IV, none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and each of Parent and Merger Sub hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Parent and Merger Sub in this Article IV, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty to the Company or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent, Merger Sub, any of their respective Subsidiaries or their respective businesses or operations or (ii) any oral or written information furnished or made available to the Company or any of their Affiliates or Representatives in the course of their due diligence investigation of Parent and Merger Sub, the negotiation of the Transaction Agreements or in the course of the consummation of the Transactions.

(b)           Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly made by the Company in Article III hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub or any of their respective Affiliates or Representatives.  Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges and agrees that no representations or warranties other than in Article III are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent, Merger Sub or any of their respective Affiliates or Representatives.

ARTICLE V

CONDUCT OF BUSINESS

Section 5.1          Conduct of Business by the Company.

(a)           From the date of the Prior Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated in accordance with Section 8.1, except (x) as prohibited or required by applicable Law or by any Governmental Entity, (y) as set forth in Section 5.1 of the Company Disclosure Schedule or (z) as otherwise contemplated, required or expressly permitted by this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the Ordinary Course of Business in all material respects and, to the extent consistent therewith, use its commercially reasonable efforts to (i) preserve intact in all material respects its business organization, (ii) preserve its assets, rights and properties in good repair and condition, (iii) retain the services of its current officers, employees and consultants and (iv) preserve the goodwill and relationship of the Company and each of its Subsidiaries with customers, key employees, suppliers, licensors, licensees, lessors and other Persons with which it has material business dealings; provided, however, that no action or failure to take action by the Company or any of its Subsidiaries with respect to any matter specifically requiring Parent’s consent under any provision of Section 5.1(b) shall constitute a breach under this Section 5.1(a), unless such action or failure to take action would constitute a breach of such provision of Section 5.1(b).

(b)           Without limiting the generality of the foregoing (except as provided therein), from the date of the Prior Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (x) as prohibited or required by applicable Law or by any Governmental Entity, (y) as set forth in Section 5.1 of the Company Disclosure Schedule or (z) as otherwise contemplated, required or permitted by this Agreement, unless Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed as to matters reflected in clauses (ix), (x), (xvii), (xx), and (xxviii) of this Section 5.1(b)) in writing, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(i)          amend or propose or agree to amend, in any material respect, the Company Charter or Company Bylaws;

(ii)         (A) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock and/or property) in respect of any of its capital stock or set any record date therefor, except for dividends or distributions by any wholly-owned Subsidiary of the Company to the Company or to any other wholly-owned Subsidiary of the Company, (B) adjust, split, combine, subdivide or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, except with respect to the capital stock or securities of any Subsidiary, in connection with transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, (C) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such shares or interests, except (1) for repurchases of shares of Company Common Stock in connection with the exercise of Company Options (including in satisfaction of any amounts required to be deducted or withheld under applicable Law), in each case outstanding as of the date of the Prior Agreement or (2) with respect to the capital stock or securities of any Subsidiary, in connection with transactions among the Company and one or more of its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries;

(iii)        except as set forth on Section 5.1(b)(iii) of the Company Disclosure Schedule, issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, grant, disposition or pledge or other encumbrance of, any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security) or make any changes (by combination, merger, consolidation, reorganization, liquidation or otherwise) in the capital structure of the Company or any of its Subsidiaries, except for (A) the issuance of shares of Company Common Stock pursuant to Contracts in effect prior to the execution and delivery of this Agreement (true and complete copies of which have been provided to Parent prior to the date of the Prior Agreement), (B) issuance of shares of Company Common Stock in connection with the exercise of Company Options outstanding as of the date of the Prior Agreement, or (C) issuances by a wholly-owned Subsidiary of the Company of capital stock to such Subsidiary’s parent, the Company or another wholly-owned Subsidiary of the Company;

(iv)        enter into any agreement with respect to the voting of its capital stock;

(v)         merge or consolidate with any other Person or acquire any equity interests in or material assets of any Person, business or division thereof, or make any investment in excess of $500,000 in, any other Person, business or any division thereof (whether through the acquisition of stock, assets or otherwise);

(vi)        except as set forth on Section 5.1(b)(vi) of the Company Disclosure Schedule, sell, transfer, assign, abandon, lease, sublease, license, guarantee, subject to a Lien, except for a Permitted Lien, or otherwise dispose of or encumber, or authorize the sale, transfer, assignment, abandonment, lease, sublease, license, guarantee, lien, or other disposition or encumbrance of any material properties, rights, assets, product lines or businesses of the Company or any of its Subsidiaries (including capital stock or other equity interests of any Subsidiary) except (A) pursuant to Contracts in effect prior to the execution and delivery of the Prior Agreement (true and complete copies of which have been provided to Parent prior to the date of the Prior Agreement) and renewals thereof made in the Ordinary Course of Business, (B) any such transaction involving assets of the Company or any of its Subsidiaries not in excess of $1,000,000 or (C) sales, leases or licenses of inventory, equipment and other assets in the Ordinary Course of Business;

(vii)       except as set forth on Section 5.1(b)(vii) of the Company Disclosure Schedule, (A) make any loans, advances or capital contributions to any other Person; (B) create, incur, redeem, repurchase, defease, prepay, or otherwise acquire or modify the terms of, any indebtedness for borrowed money in excess of $1,000,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligation of any Person for borrowed money, except for, in the case of each of clause (A) and clause (B), (1) transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, (2) any draw-down of funds under the Loan Agreement in the Ordinary Course of Business, (3) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness on less favorable terms than such existing indebtedness (provided no such indebtedness provides for a prepayment penalty) or (4) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution and delivery of this Agreement; (C) make or commit to make any capital expenditure or miscellaneous expenditure related to maintenance and additions during any twelve (12) month period following the date of the Prior Agreement, in excess of (a) $250,000 individually other than such expenditures which are set forth in the Company’s capital budget for fiscal 2012, a true and complete copy of which was made available to Parent prior to the date of the Prior Agreement or in the Company’s capital budget for fiscal 2013 when approved by the Company’s Board of Directors and made available to Parent or (b) $5,500,000 in the aggregate generally of the type set forth in the Company’s capital budget for fiscal 2012 (provided, however, that the Company may make any unscheduled capital expenditure for immediate repair of failed systems or machinery necessary to maintain or keep a restaurant open or as a result of natural disasters that have adversely affected a restaurant or are reasonably anticipated to adversely affect a restaurant unless such actions are taken); or (D) cancel any material debts of any Person to the Company or any Subsidiary of the Company or waive any claims or rights of material value;

(viii)      except as required pursuant to any Company Benefit Plan as in effect on the date of the Prior Agreement, as required by applicable Law or as set forth on Section 5.1(b)(viii) of the Company Disclosure Schedule, (A) increase the compensation or other benefits payable or provided to the Company’s directors or officers, (B) except for the employee salary and bonus review process and related adjustments substantially as conducted each year and promotions in the Ordinary Course of Business, materially increase the compensation or benefits payable or provided to the Company employees other than the Company’s officers, (C) enter into any employment, change of control, severance or retention agreement with any employee of the Company (except for (1) an agreement with a non-officer employee who has been hired to replace a similarly situated non-officer employee who was party to such an agreement, (2) renewals or replacements of existing agreements with current non-officer employees upon expiration of the term of the applicable agreement on substantially the same terms as the previous agreement or (3) for severance agreements entered into with non-officer employees in the Ordinary Course of Business in connection with terminations of employment, (D) establish, adopt, enter into or amend any collective bargaining agreement, Company Benefit Plan or any other plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their dependents or beneficiaries, except as required to comply with Section 409A of the Code or other applicable Law; provided, that the Company shall provide a copy of any such amendment to Parent at least five Business Days prior to adoption thereof for Parent to review and approve (such approval not to be unreasonably withheld or delayed), (E) hire or offer employment to any individual who would be an officer of the Company, or terminate the employment of any of the Company’s officers, or (F) except in the Ordinary Course of Business, hire or offer employment to any individual (other than any individual who would be an officer of the Company), or terminate the employment of any of the Company’s employees (other than the Company’s officers);

(ix)        other than the settlement, release, waiver or compromise of any pending or threatened claims, liabilities or obligations (x) set forth on Section 5.1(b)(ix) of the Company Disclosure Schedule or (y) in connection with any shareholder litigation against the Company and/or its officers, directors, employees and Representatives relating to the Agreement or the Transactions (which matters, for the avoidance of doubt, are addressed exclusively in Section 6.13), settle, release, waive or compromise any pending or threatened material claim for an amount in excess of the amount of the specifically corresponding reserve established on the consolidated balance sheet of the Company as reflected in the most recent applicable Company SEC Document plus any applicable third party insurance proceeds, or that entails (A) the incurrence of any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time that is, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or (B) obligations that would impose any material restrictions on the business or operations of the Company or any of its Subsidiaries, except as already required by any Contract in effect prior to the execution and delivery of this Agreement (a true and complete copy of which was provided to Parent prior to the date of the Prior Agreement) in the Ordinary Course of Business;

(x)         except as set forth on Section 5.1(b)(x) of the Company Disclosure Schedule (i) enter into a Contract that involves payments to or from the Company or any of its Subsidiaries in excess of $500,000 or that would otherwise constitute a Company Material Contract hereunder had it been effective as of the date of the Prior Agreement, (ii) modify, amend or terminate any such Contract or any Company Material Contract or real property lease, in each case in a manner that would be material and adverse to the Company and its Subsidiaries, taken as a whole, (iii) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract or real property lease outside the Ordinary Course of Business, (iv) enter into any Contract or real property lease which contains a change of control or similar provision that would require a payment to the other party or parties thereto in connection with the Transactions (including in combination with any other event or circumstance), or (v) enter into, terminate or amend any Company Material Contract for the purchase of inventory other than a Contract that provides for the purchase of inventory for immediate use or consumption in the Ordinary Course of Business;

(xi)        enter into or amend in any material manner any Contract, agreement or commitment with any former or present director, officer or employee of the Company or any of its Subsidiaries or with any Affiliate or associate (as defined under the Exchange Act) of any of the foregoing Persons except to the extent permitted under paragraph (viii) above;

(xii)       sell, assign, convey, abandon, encumber, transfer, license or otherwise dispose of, or otherwise extend, amend or modify, any rights to any Intellectual Property material or necessary to carry on the Company’s and its Subsidiaries’ business (other than licenses to the Company’s Subsidiaries);

(xiii)      alter or amend in any material respect any existing accounting methods, principles or practices, except as may be required by (or, in the reasonable good faith judgment of the Company, advisable under) GAAP or applicable Law;

(xiv)      make or change any material Tax election, change (or make a request to any Taxing Authority to change) any material aspect of its method of accounting for Tax purposes, or amend any income or other material Tax Return;

(xv)       settle or compromise any material income Tax claim or assessment, or enter into any closing agreement with any Taxing Authority other than as disclosed on Section 5.1(b)(xv) of the Company Disclosure Schedule;

(xvi)      propose, adopt or enter into a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xvii)     intentionally defer the payment of any accounts payable beyond the date such payable is due without penalty, except where any such amount payable is being disputed in good faith;

(xviii)    permit any employee or other Person to remove any material Assets of the Company or its Subsidiaries from the corporate office, warehouses, restaurants of the Company or any of its Subsidiaries’ facilities other than in connection with the performance of employment responsibilities in the Ordinary Course of Business;

(xix)       (a) issue any coupons or complimentary rights for dining other than in the Ordinary Course of Business or (b) sell any coupons or gift certificates at less than eighty five percent (85%) of fair value;

(xx)        materially increase or decrease the average restaurant, corporate or warehouse facility inventory of the Company or any of its Subsidiaries other than in the Ordinary Course of Business or otherwise due to seasonality;

(xxi)       waive any rights under or amend the Rights Plan, except as expressly contemplated by this Agreement;

(xxii)      adopt, propose, effect or implement any “shareholder rights plan,” “poison pill” or similar arrangement, including the Rights Plan;

(xxiii)     fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice in all material respects;

(xxiv)    change its fiscal year;

(xxv)     enter into any new line of business outside of its existing business;

(xxvi)    implement or announce any material reductions in labor force, mass lay-offs or plant closings, early retirement programs, or new severance programs or policies concerning employees of the Company or any of its Subsidiaries (excluding routine employee terminations or severance as determined in the sole discretion of the Company);

(xxvii)   enter into any “non-compete,” exclusivity, non-solicitation or similar agreement that would restrict the businesses or operations of the Company, the Surviving Corporation or any of their Subsidiaries or that would in any way restrict the businesses or operations of Parent or its other Affiliates, or take any action that may impose new or additional regulatory requirements on Parent or any of its Affiliates;

(xxviii)  enter into, renew or modify any indemnification agreement with any indemnified Person, except for any agreement to provide indemnification in connection with any Contract to purchase inventory and other products for immediate consumption in the Ordinary Course of Business (that is not material to the Company and its Subsidiaries, taken as a whole);

(xxix)     (A) amend or modify the letter of engagement of Cary Street in a manner that increases the Company’s obligations thereunder or the fee or commission payable by the Company or (B) engage any other financial advisor in connection with the Transactions or other Acquisition Proposals; or

(xxx)      authorize or commit or agree to take any of the foregoing actions.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1           Shareholders Meeting; Company Board Recommendation.

(a)           If the approval of this Agreement by the Company Shareholders is required by applicable Law, the Company shall prepare and, as soon as practicable following the Acceptance Time (and in any event, within ten (10) Business Days thereof), file with the SEC the form of either (i) the information statement that will be provided to the Company Shareholders in connection with the Company Shareholder Meeting, if any, or (ii) the proxy statement in connection with the solicitation of proxies for use at the Company Shareholder Meeting, if any, solely in the event that Parent, in its sole discretion, requests that proxies be solicited from the Company Shareholders for use at the Company Shareholder Meeting (collectively, as amended or supplemented from time to time, the “Information/Proxy Statement”).  The Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on the Information/Proxy Statement sufficiently prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel (it being understood that Parent, Merger Sub and their counsel shall provide any comments thereon as soon as reasonably practicable).  Parent and Merger Sub shall furnish all information concerning themselves (and their respective Affiliates, if applicable) as the other party may reasonably request in connection with the preparation and filing with the SEC of the Information/Proxy Statement.  The Company shall use its reasonable best efforts to cause the Information/Proxy Statement to be filed in definitive form with the SEC and to be mailed to the shareholders of the Company as promptly as practicable following the filing thereof with the SEC and confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Information/Proxy Statement (and, in any event, within five (5) Business Days of such confirmation from the SEC).  With respect to the ESOP, the Company shall (solely if requested by Parent) cause the Trustee to solicit participants in and beneficiaries of the ESOP to direct the Trustee as to the voting of shares held in their respective accounts under the ESOP in accordance with the terms of the ESOP documents and applicable Law.  No filing of, or amendment or supplement to, the Information/Proxy Statement will be made by the Company without providing Parent and Merger Sub a reasonable opportunity to review and comment thereon, and giving reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel (it being understood that Parent, Merger Sub and their counsel shall provide any comments thereon as soon as reasonably practicable).  If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Information/Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly prepared and (subject to the preceding sentence) filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company.  The Company shall (i) notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Information/Proxy Statement or for additional information and shall supply Parent and Merger Sub with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Information/Proxy Statement or the Transactions, and (ii) provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on any response to any such comments of the SEC or its staff, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel, including to confirm that the parties are treating the SEC’s or its staff’s review and comments consistently (it being understood that Parent, Merger Sub and their counsel shall provide any comments thereon as soon as reasonably practicable).

(b)           If required by applicable Law in order to consummate the Merger, the Company, acting through the Company’s Board of Directors, shall, as soon as practicable following the Acceptance Time (and the expiration of any subsequent offering period), (i) in accordance with applicable Law and the Company Charter and Company Bylaws, (A) within five (5) Business Days of such declaration, establish a record date for, duly call, and give notice of, a special meeting of the Company Shareholders for the purpose of obtaining the Company Shareholder Approval (the “Company Shareholders Meeting”) and (B) in each event, as soon as reasonably practicable thereafter, convene and hold the Company Shareholders Meeting and, (ii) subject to the ability of the Company to make a Recommendation Withdrawal pursuant to and in accordance with Section 6.2(e), include in the Information/Proxy Statement the Company Board Recommendation.  The Information/Proxy Statement shall include a copy of the Fairness Opinion and (subject to the ability of the Company to make a Recommendation Withdrawal pursuant to and in accordance with Section 6.2(e)) the Company Board Recommendation.

(c)           Subject to the ability of the Company to make a Recommendation Withdrawal pursuant to and in accordance with Section 6.2(e), if Parent so requests, then the Company shall take all action that is both reasonable and lawful to solicit from its shareholders proxies in favor of the proposal to adopt and approve this Agreement and the Merger and shall take all other reasonable actions necessary or advisable to secure the vote or consent of the shareholders of the Company that are required by the NASDAQ rules or the TBCA.  Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholders Meeting with Parent’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), as necessary to ensure that any required supplement or amendment to the Information/Proxy Statement is provided to the Company’s shareholders within a reasonable amount of time in advance of the Company Shareholders Meeting.

Section 6.2          No Solicitation.

(a)           Go-Shop Period.  Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of the Prior Agreement and continuing until 11:59 p.m.  (Nashville time) on the 30th calendar day after the date of the Prior Agreement (the “Go-Shop Period”), the Company and its Subsidiaries and their respective directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to: (i) initiate, solicit, facilitate and encourage (publicly or otherwise) any inquiry or the making of any proposals or offers that could constitute Acquisition Proposals, including by way of providing access to non-public information to any Person and its Representatives, its Affiliates and its prospective equity and debt financing sources pursuant to (but only pursuant to) a confidentiality agreement that contains terms limiting the use and disclosure of non-public information and imposing standstill obligations that, in each case, are not materially less favorable individually and in the aggregate to the Company than those contained in the Confidentiality Agreement and that complies with the last sentence of this clause (a) (it being understood that such confidentiality agreement need not prohibit the making or amendment of an Acquisition Proposal privately, and that the Company may waive any such terms in any existing confidentiality agreements) (an “Acceptable Confidentiality Agreement”); provided that the Company shall make available Parent and Merger Sub (through an electronic data site or otherwise) concurrently with providing such information to any such Person(s), any non-public information concerning the Company or its Subsidiaries that the Company provides to any Person given such access that was not previously made available to Parent and Merger Sub, and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any Person or Group and their Representatives and their prospective equity and debt financing sources with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.  The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement or other agreement with any Person subsequent to the date of the Prior Agreement which prohibits the Company from providing any information to Parent and Merger Sub in accordance with this Section 6.2.

(b)           No Solicitation or Negotiation.  Except as expressly permitted by this Section 6.2 (including Section 6.2(c)) and except as may relate to any Excluded Party, the Company and its Subsidiaries and their respective officers and directors shall, and the Company shall cause the Company Representatives to, (i) at 12:00 a.m. (Nashville time) on the 31st calendar day after the date of the Prior Agreement (the “No-Shop Period Start Date”) immediately cease and terminate any solicitation, encouragement (including by way of providing access to non-public information or the business, properties, assets or personnel of the Company or any of its Subsidiaries to any Person and its Representatives, its Affiliates and its prospective equity and debt financing sources), discussions or negotiations (or any other actions permitted by Section 6.2(a)) with any Persons that may be ongoing with respect to any inquiry, proposal or Acquisition Proposal, and as promptly as practicable thereafter deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any inquiry, proposal or Acquisition Proposal, effective immediately, which notice shall also request such Person to return or destroy promptly all confidential information concerning the Company and its Subsidiaries, and the Company shall take all reasonably necessary actions to secure its rights and ensure the performance of any such Person’s obligations under any applicable confidentiality agreement (including enforcement of any applicable standstill provision), and (ii) from the No-Shop Period Start Date until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, not directly or indirectly (A) initiate, solicit, knowingly facilitate or knowingly encourage (publicly or otherwise) (including by way of providing access to non-public information or the business, properties, assets or personnel of the Company or any of its Subsidiaries to any Person and its Representatives and its Affiliates) any inquiries regarding, or the making, submission or announcement of any proposal or offer that constitutes, or would reasonably be expected to lead to an Acquisition Proposal, (B) engage or enter into, continue or otherwise participate in any discussions or negotiations with respect to, or provide any non-public information or data concerning, the Company or its Subsidiaries to any Person relating to, or that would reasonably be expected to lead to, any Acquisition Proposal or otherwise cooperate with or assist or participate in, or knowingly facilitate such inquiries, proposals, discussions or negotiations, (C) grant to any Person any waiver, amendment or release under any standstill or confidentiality agreement, the Rights Agreement or any Takeover Statute (in each case, other than (if the Board first determines that the failure to take such action would be inconsistent with the Company directors’ fiduciary duties under Applicable Law) a limited waiver, amendment or release thereunder for the sole purpose of allowing any Person or Group to make an Acquisition Proposal or an offer that would reasonably be expected to lead to an Acquisition Proposal) or (D) otherwise facilitate any such inquiries, proposals, discussion or negotiations or any effort or attempt by any Person to make an Acquisition Proposal.  A breach by any Subsidiary or Representative of the Company or any of its Subsidiaries of this Section 6.2 shall constitute a breach by the Company of this Section 6.2.  Within twenty-four (24) hours following the No-Shop Period Start Date, the Company will notify Parent of the number and identity of Excluded Parties and, subject to the ability of the Company to make a Recommendation Withdrawal pursuant to and in accordance with this Section 6.2, the Company’s Board of Directors shall publicly expressly reaffirm the Company Board Recommendation.

(c)           Certain Permitted Conduct Following No-Shop Period Start Date.  Notwithstanding anything in this Agreement to the contrary but subject to the last sentence of this Section 6.2(c), at any time following the No-Shop Period Start Date and prior to the Acceptance Time, if the Company receives an Acquisition Proposal from any Person or Group that did not result from a material breach of this Section 6.2:

(i)          the Company and its Representatives may contact such Person or Group solely to clarify the terms and conditions thereof;

(ii)         the Company and the Company Representatives may provide non-public information and data concerning the Company and its Subsidiaries to such Person or Group, their Representatives and their prospective equity and debt financing sources; provided that the Company shall make available to Parent and Merger Sub (through an electronic data site or otherwise), concurrently with providing such information to any such Person(s), any non-public information concerning the Company or its Subsidiaries that the Company made available to any such Person or Group, their Representatives and their prospective equity and debt financing sources if such information was not previously made available to Parent and Merger Sub; and

(iii)        the Company and its Representatives may engage or participate in any discussions or negotiations with such Person regarding such Acquisition Proposal;

provided that, prior to taking any action described in clauses (ii) or (iii) above, (x) such Person first executes an Acceptable Confidentiality Agreement with the Company and the Company’s Board of Directors determines in good faith (after consultation with its financial advisor and outside counsel) that (A) the failure to take such action would be inconsistent with the Company directors’ fiduciary duties under Applicable Law and (B) such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal, (y) the Company provides prompt notice to Parent of each such determination by the Company’s Board of Directors and of its intent to provide such information or engage in such negotiations or discussions, and (z) such Acquisition Proposal did not result from a material breach of this Section 6.2.  For the avoidance of doubt, notwithstanding the occurrence of the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 6.2(a) with respect to any Excluded Parties, including with respect to any amended proposal that is submitted by any Excluded Parties following the No-Shop Period Start Date, and the restrictions in Section 6.2(b) shall not apply with respect thereto; provided that the provisions of Sections 6.2(e) and (g) shall apply.

Following the No-Shop Period Start Date and until the Acceptance Time or, if earlier, the termination of this Agreement, the Company shall notify Parent promptly of any Acquisition Proposal received by the Company, its Subsidiaries or any of their Representatives, and such notice shall include the identity of the Person or Group making such Acquisition Proposal and the material terms of any such Acquisition Proposal.  From and after the date of the Prior Agreement, the Company shall keep Parent and its Representatives reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal (whether made before or after the No-Shop Period Start Date, and whether solicited in accordance with this Section 6.2 or unsolicited) on a current basis and shall update Parent on the status and terms of such Acquisition Proposal.

(d)           Definitions.  For purposes of this Agreement:

(i)           “Acquisition Proposal” means any bona fide inquiry, proposal or offer from any Person or Group other than Parent or any of its Subsidiaries for, in one transaction or a series of related transactions, (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company, (B) the acquisition in any manner, directly or indirectly, of twenty percent (20%) or more of the equity securities (or securities convertible into twenty percent (20%) or more of the equity securities) or assets (including capital stock of any Subsidiaries of the Company) of the Company or any of its Subsidiaries representing twenty percent (20%) or more of the consolidated assets of the Company (based on the fair market value thereof, as determined in good faith by the Board of Directors) or of the consolidated revenues, net income or operating cash flow of the Company, (C) any tender offer or exchange offer that results in or, if consummated, would result in any Person or Group, directly or indirectly, beneficially owning twenty percent (20%) or more of the equity securities (or securities convertible into twenty percent (20%) or more of the equity securities) of the Company or (D) any combination of the foregoing, in the case of each of clauses (A) through (D), other than the Transactions.

(ii)         “Excluded Party” means any Person or Group (including, with respect thereto, their Representatives, their Affiliates and their prospective equity and debt financing sources) from whom the Company or any of its Representatives has received during the Go-Shop Period a written Acquisition Proposal that the Company’s Board of Directors determines in its good faith judgment prior to the No-Shop Period Start Date, after consultation with the Company’s financial advisor and outside counsel, is bona fide and is, or would reasonably be expected to result in, a Superior Proposal; provided that any such Person or Group shall cease to be an “Excluded Party” if such Person or Group ceases to be engaged in active discussions concerning an acquisition of the Company.

(iii)        “Superior Proposal” means a bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from twenty percent (20%) to fifty percent (50%)) that did not result from a breach of Section 6.2 and that the Company’s Board of Directors has determined in its good faith judgment, after consultation with outside legal counsel and its financial advisor, is (i) reasonably likely to be, and reasonably capable of being, consummated in accordance with its terms, and, (ii) if consummated, would be more favorable to the Company’s shareholders from a financial point of view than the Transactions, taken as a whole (including changes to the terms and conditions of this Agreement proposed in response to such Acquisition Proposal or otherwise by Parent that, if accepted by the Company, would be binding upon Parent and Merger Sub), taking into account and without limitation, (a) all financial considerations, (b) the identity of the Person making such Acquisition Proposal, (c) the anticipated timing, conditions and prospects for completion of such Acquisition Proposal, (d) the other terms and conditions of such Acquisition Proposal and the implications thereof on the Company, including all relevant legal, regulatory and financial aspects of such Acquisition Proposal, and the Person making the proposal and (e) any other aspects of such Acquisition Proposal deemed relevant by the Company’s Board of Directors.

(e)           No Change in Recommendation or Alternative Acquisition Agreement.  Except as set forth in this Section 6.2(e), the Company’s Board of Directors shall not:

(i)          (A) change, withhold, withdraw, qualify or modify (or resolve or publicly propose to change, withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (B) fail to include the Company Board Recommendation in the Schedule 14D-9 or the Information/Proxy Statement, (C) adopt, approve, authorize, declare advisable or recommend to propose to adopt, approve, authorize or declare advisable (whether publicly or otherwise) any Acquisition Proposal or (D) take formal action, make any recommendation or public statement in connection with, or fail to recommend against, any Acquisition Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 relating thereto within ten (10) Business Days after the commencement of such Acquisition Proposal (any such action, a “Recommendation Withdrawal”); or

(ii)         approve or recommend, or resolve or publicly propose to approve or recommend, or cause or permit the Company or any of its Subsidiaries to enter into, any letter of intent, memorandum of understanding, acquisition agreement, merger agreement or similar definitive agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 6.2(a) or Section 6.2(c)) (an “Alternative Acquisition Agreement”).

Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time, but not after, so long as none of the Company, its Subsidiaries or their Representatives have breached in any material respect this Section 6.2, the Company’s Board of Directors may, if the Company’s Board of Directors determines in good faith (after consultation with its financial advisor and outside counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (x) effect a Recommendation Withdrawal in response to an Acquisition Proposal that the Company’s Board of Directors determines in good faith (after consultation with its financial advisor and outside counsel) is a Superior Proposal (including any Superior Proposal made by an Excluded Party) made after the date of the Prior Agreement (giving effect to all of the binding written adjustments, if any, offered by Parent pursuant to Section 6.2(g) or otherwise), (y) subject to prior or concurrent payment of the Termination Fee, terminate this Agreement under Section 8.1(d)(ii) if the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside counsel) that the Acquisition Proposal that is the subject of the Alternative Acquisition Agreement is a Superior Proposal or (z) effect a Recommendation Withdrawal in response to an Intervening Event.  For purposes of this Agreement, “Intervening Event” means any event, fact, development or occurrence that affects the business, assets or operations of the Company that is unknown to, and is not reasonably foreseeable by, the Company’s Board of Directors as of the date of the Prior Agreement, that becomes known to the Company’s Board of Directors after the date of the Prior Agreement; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

(f)            Certain Permitted Disclosure.  Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or the Company’s Board of Directors from (i) complying with its disclosure obligations under United States federal or state law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders) or (ii) making any “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the shareholders of the Company); provided, that (x) this Section 6.2(f) shall not permit the Company’s Board of Directors to make a Recommendation Withdrawal or take any other actions contemplated by this Section 6.2, except, in each case, to the extent expressly permitted by, and on the terms and subject to the conditions of, Section 6.2, and (y) in any such disclosure or communication, the Company publicly states that there has been no change in the Company Board Recommendation.

(g)           Notice. The Company shall not be entitled to effect a Recommendation Withdrawal with respect to a Superior Proposal or an Intervening Event or to terminate this Agreement under Section 8.1(d)(ii) unless (i) the Company has provided a written notice to Parent at least five (5) Business Days in advance (the “Notice Period”), which notice in the case of (A) a Superior Proposal (a “Notice of Superior Proposal”) shall specify that the Company intends to take such action and include copies of all relevant documents relating to such Superior Proposal (including copies of the then-current form of acquisition agreement, together with copies of any commitment letters or similar material documents with respect to any financing for such Superior Proposal), or if either the Superior Proposal or financing terms were not made in writing, a description of the material terms and conditions of the Superior Proposal or financing, as applicable, that is the basis of such action (including the identity of the Person making such proposal), or (B) an Intervening Event (a “Notice of Intervening Event”) shall describe in reasonable detail such Intervening Event; (ii) if requested by Parent, the Company shall, and shall cause its financial advisor and outside counsel to, during the Notice Period, negotiate with Parent and Merger Sub and their Representatives in good faith to make amendments to the terms and conditions of this Agreement; (iii) following the end of the Notice Period, the Company’s Board of Directors shall have determined in good faith after consultation with its financial advisor and outside counsel, taking into account any written and complete amendments to the terms and conditions of this Agreement proposed by Parent and Merger Sub that, if accepted by the Company, would be binding upon Parent and Merger Sub in response to the Notice of Superior Proposal, the Notice of Intervening Event or otherwise, that (1) the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal or (2) such changes would not change the determination of the Company’s Board of Directors of the need for a Recommendation Withdrawal in response to such Intervening Event, as applicable. In the event of any material revisions to such Superior Proposal or material changes related to such Intervening Event, the Company shall be required to deliver a new written notice to Parent and Merger Sub and to comply with the requirements of this Section 6.2(g) with respect to such new written notice, except that the deadline for such new written notice shall be reduced to two (2) Business Days.

(h)           No Persons Qualify as Excluded Parties.  Notwithstanding anything to the contrary in this Agreement, the Company hereby (i) acknowledges and agrees that no Person currently qualifies or in the future will qualify as an Excluded Party for purposes of this Agreement and (ii) irrevocably waives any and all rights under this Agreement to treat any Person as an Excluded Party for purposes of this Agreement.

Section 6.3          Access to Information.  Upon reasonable advance notice and subject to applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford the Representatives of Parent and Merger Sub reasonable access during normal business hours to its and its Subsidiaries’ properties, books, records, Contracts, Permits, legal counsel, financial advisors, accountants, consultants and personnel, and shall furnish, and shall cause to be furnished, as promptly as practicable to Parent, all other information concerning the Company and its Subsidiaries’ business, properties and personnel as Parent may reasonably request for purposes of diligence, integration planning and facilitating the transfer of the ownership of the Company; provided, however, that the Company may restrict the foregoing access to those Persons who have entered into or are bound by a confidentiality agreement with it and to the extent required by applicable Law or Contract to which the Company or its respective Subsidiaries is a party (provided the Company uses reasonable efforts to obtain consent from the relevant counterparties and, failing that, redacts sensitive information).  All such access shall be subject to reasonable restrictions imposed from time to time with respect to the provision of privileged communications or any applicable confidentiality agreement with any Person.  In conducting any inspection of any properties of the Company and its respective Subsidiaries, Parent and its Representatives shall not unreasonably interfere with the business conducted at such property.  All information obtained pursuant to this Section 6.3 shall continue to be governed by the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.

Section 6.4          Consents, Approvals and Filings.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, the parties shall, and shall cause their respective Subsidiaries to, (i) use reasonable best efforts to cause the conditions set forth in Annex A and Article VII to be satisfied as promptly as practicable, (ii) use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Transactions and, subject to the conditions set forth in Annex A and Article VII hereof, to consummate the Transactions, as promptly as practicable, and (iii) use reasonable best efforts to obtain as promptly as practicable any Consent of, or any exemption or waiver by, any Governmental Entity and any other third-party Consent which is required to be obtained by the parties or their respective Subsidiaries in connection with the Transactions, and to comply with the terms and conditions of any such Consent, provided, however, that the failure to obtain any or all such Consents (in and of itself) shall not constitute a Company Material Adverse Effect; provided, further, that the foregoing proviso shall not limit any remedies available to Parent or Merger Sub for a breach of the Company’s obligations under clause (iii) of this Section 6.4(a).  The parties shall cooperate with the reasonable requests of each other in seeking to obtain as promptly as practicable any such Consent.  Notwithstanding anything to the contrary herein, the Company shall not be required to pay, prior to the Effective Time, any consent or similar fee, “profit sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the Consent of any Person under any Contract.

(b)           None of the Company, Parent or Merger Sub shall, and each of them shall cause its Affiliates not to, after the date of the Prior Agreement directly or indirectly acquire, purchase, lease or license (or agree to acquire, purchase, lease or license), by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Consent, or approval of any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the Transactions; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) prevent or materially impede or delay the consummation of the Transactions.

(c)           In furtherance of the foregoing, the parties shall as promptly as practicable following the date of the Prior Agreement make all filings and notifications with all Governmental Entities that may be or may become reasonably necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Transactions, including: (i) not later than five (5) Business Days following the date of the Prior Agreement, the Company and Parent each making an appropriate filing of a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Merger and the other Transactions and requesting early termination of the initial waiting period under the HSR Act; (ii) the Company and Parent and their Subsidiaries each making any other filing that may be required under any other Antitrust Laws or by any Antitrust Authority; and (iii) the Company and Parent making any other filing that may be required under any applicable Law or by any Governmental Entity with jurisdiction over enforcement of any such Law. Each of the Company and Parent agrees to use reasonable best efforts to supply as promptly as practicable any additional information and documentary material that may be reasonably requested by a Governmental Entity pursuant to the HSR Act or other applicable Law.

(d)           The Company, Parent and Merger Sub shall (i) furnish each other and, upon request, any Governmental Entity, any information or documentation concerning themselves, their Affiliates, directors, officers, securityholders and debt financing sources, information or documentation concerning the Transactions and such other matters as may be reasonably requested and (ii) make available their respective personnel and advisers to each other and, upon request, any Governmental Entity, in connection with (A) the preparation of any statement, filing, notice or application made by or on their behalf to any Governmental Entity in connection with the Transactions or (B) any review or approval process.

(e)           Subject to applicable Law relating to the sharing of information, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall promptly notify the other of any communication it or any of its Affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and, prior to submitting any substantive written communication, correspondence or filing by such party or any of its Representatives, on the one hand, to any Governmental Entity or members of its staff, on the other hand, the submitting party shall permit the other party and its counsel a reasonable opportunity to review in advance, and consider in good faith the views of the other party provided in a timely manner, in connection with any such communication.  On the terms and subject to the conditions of the Confidentiality Agreement, the Company, Parent and Merger Sub shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing (including in seeking early termination of any applicable waiting periods under the HSR Act).  To the extent practicable under the circumstances, none of the parties to this Agreement shall agree to participate in any substantive meeting with any Governmental Entity in respect of any filings, investigation (including any settlement of the investigation), litigation, or other inquiry unless it consults with the other party in advance and, where permitted, allows the other party to participate.  Neither party shall be required to comply with any of the foregoing provisions of this Section 6.4(e) to the extent that such compliance would be prohibited by applicable Law.  The parties further covenant and agree not to voluntarily extend any waiting period associated with any Consent of any Governmental Entity or enter into any agreement with any Governmental Entity not to consummate the Merger and the other Transactions, except with the prior written consent of the other party hereto.

(f)           Each of the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.4 as “Antitrust Counsel Only Material.”  Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel.  Notwithstanding anything to the contrary in this Section 6.4, materials provided to the other party or its outside counsel may be redacted (1) to remove references concerning valuation, (2) as necessary to comply with contractual arrangements, (3) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns and (4) to remove references concerning pricing and other competitively sensitive terms from an antitrust perspective in the Contracts of the Company, Parent and their respective Subsidiaries.

Section 6.5          Employee Matters.

(a)           For a period of twelve (12) months following the Closing Date (the “Benefits Continuation Period”), Parent shall cause the Surviving Corporation to provide to employees of the Company and its Subsidiaries, while their employment continues during the Benefits Continuation Period (the “Continuing Employees”), (i) base salary and target cash bonus opportunities substantially comparable in the aggregate with employee compensation (but excluding equity opportunities, change in control bonuses and retention agreements) provided to similarly situated employees of the Operating Company and (ii) employee benefits substantially comparable in the aggregate with employee benefits (but excluding equity opportunities) provided to similarly situated employees of the Operating Company.

(b)           Parent shall cause the Surviving Corporation to (i) credit each Continuing Employee with his or her years of service with the Company and any predecessor entities solely for purposes of eligibility and vesting purposes (and not for the purpose of any benefit accrual) to the same extent as such Continuing Employee was entitled to credit immediately prior to the Closing Date for such service under any similar Company Benefit Plan, (ii) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Corporation that a Continuing Employee is eligible to participate in following the Closing Date to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Closing Date under the analogous Company Benefit Plan in which such Continuing Employee participated, and (iii) provide each Continuing Employee with credit for any co-payments and deductibles paid during the portion of the applicable plan year prior to the Closing Date (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Closing Date) in satisfying any applicable deductible or out of pocket requirements.

(c)           No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of the Company or any of its Affiliates (including any beneficiary or dependent thereof) in respect of continued employment by the Company, the Surviving Corporation, any of their respective Affiliates or otherwise.  Nothing herein shall (i) guarantee employment for any period or preclude the ability of Parent or the Surviving Corporation, as applicable, to terminate the employment of any employee of the Company or any Affiliate for any reason, (ii) require Parent or the Surviving Corporation to continue any Company Benefit Plan or other employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Closing Date, or (iii) amend any Company Benefit Plan or other employee benefit plan or arrangement.

(d)           Notwithstanding any other provision of this Agreement to the contrary, Parent shall, and shall cause the Surviving Corporation and any of its Affiliates to, provide Continuing Employees whose employment terminates during the Benefits Continuation Period with severance benefits at levels no less than and pursuant to the terms set forth in Section 6.5(d) of the Company Disclosure Schedule.

Section 6.6         Expenses.  Except as otherwise provided in Section 8.3, whether or not the Transactions are consummated, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses.  As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transaction Agreements and the Transactions.

Section 6.7          Directors’ and Officers’ Indemnification and Insurance.

(a)           From and after the Acceptance Time, Parent shall, and shall cause the Company or the Surviving Corporation (as the case may be) to, to the fullest extent permitted by Law (including to the fullest extent authorized or permitted by any amendments to or replacements of the TBCA adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors), indemnify, defend and hold harmless (and advance expenses from time to time as incurred to the fullest extent permitted by Law, provided the Person to whom expenses are advanced complies with the provisions of Section 48-18-504 of the TBCA and provides statements and reasonable documentation therefor) the present and former directors and officers of the Company and any Person acting as director, officer, trustee, fiduciary, employee or agent of another entity or enterprise (including any Company Benefit Plan) at the request of the Company (each an “Indemnified Party”) from and against any and all actual, documented costs or expenses (including reasonable attorneys’ fees, expenses and disbursements), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative, arising out of, relating to, or in connection with, any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur prior to or at the Effective Time, including the approval of the Transaction Agreements and the Transactions or arising out of or pertaining to the Transactions, whether asserted or claimed prior to, at or after the Effective Time; provided, that the Person to whom expenses are advanced provides written affirmation of the Indemnified Party’s good faith determination that any applicable standard of conduct required by the TBCA has been met.  Any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable Law, the Company Charter, the Company Bylaws or a written Contract between an Indemnified Party and the Company or one of its Subsidiaries, as the case may be, shall be made by independent special legal counsel selected by the Board of Directors of the Surviving Corporation or a committee thereof in the manner prescribed by Section 48-18-506 of the TBCA, the fees of which counsel shall be paid by the Surviving Corporation.

(b)           An Indemnified Party shall notify the Surviving Corporation in writing promptly upon learning of any claim, action, suit, proceeding, investigation or other matter in respect of which such indemnification may be sought. The Surviving Corporation shall have the right, but not the obligation, to assume and control the defense of any act or omission covered under this Section 6.7 (each, a “Claim”) with counsel selected by the Surviving Corporation, which counsel shall be reasonably acceptable to the applicable Indemnified Party; provided, however, that such Indemnified Party shall be permitted to participate in the defense of such Claim at his or her own expense; and provided, further, that if the Surviving Corporation assumes the defense then the Surviving Corporation shall use its reasonable best efforts to conduct a vigorous defense of such matter. Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Surviving Corporation shall, and Parent shall cause the Surviving Corporation not to, settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 6.7 without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed, unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Parties from all liability arising out of such claim, action, suit proceeding or investigation, and does not include an admission of fault or wrongdoing by any Indemnified Party, in which case, no such consent shall be required.

(c)           Subject to the following sentence, the Company or the Surviving Corporation (or any successor), as the case may be, shall, and Parent shall cause the Company or the Surviving Corporation (or any successor), as the case may be, to purchase, at no expense to the beneficiaries, a six (6) year extended reporting period endorsement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance having terms and conditions at least as favorable to the Indemnified Parties as the Company’s currently existing directors’ and officers’ liability insurance and fiduciary liability insurance (a “Reporting Tail Endorsement”) and maintain this endorsement in full force and effect for its full term.  To the extent purchased after the date of the Prior Agreement and prior to the Effective Time, such insurance policies shall be placed through such broker(s) and with such insurance carriers as may be specified by Parent and as are reasonably acceptable to the Company; provided, that such insurance carrier has at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance.  Notwithstanding the first sentence of this Section 6.7(c), but subject to the second and last sentence of this Section 6.7(c), the Company shall be permitted at its sole and exclusive option to purchase a Reporting Tail Endorsement prior to the Effective Time.  Notwithstanding any of the foregoing, in no event shall Parent or the Surviving Corporation be required to (or the Company be able to) expend for such policy an aggregate amount in excess of 300% of the annual premium currently payable by the Company, it being understood that if the premiums payable for such insurance coverage exceeds such amount, Parent and the Surviving Corporation shall be obligated to (or the Company may only) obtain a policy with the greatest coverage available for a cost equal to such amount.

(d)           Following the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the provisions in the Company Charter and the Company Bylaws as of the date of the Prior Agreement providing for indemnification, advancement and reimbursement of expenses and exculpation of Indemnified Parties, as applicable, with respect to the facts or circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under applicable Law, which provisions shall not be amended in a manner that would adversely affect the rights thereunder of the Indemnified Parties, except as required by applicable Law.

(e)           If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provisions to be made prior to the consummation of any transaction of the type described in clause (i) or (ii) of this sentence so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.7.

(f)           From and after the Effective Time, Parent and the Surviving Corporation shall not, directly or indirectly, amend, modify, limit or terminate the advancement and reimbursement of expenses, exculpation, indemnification provisions of the agreements listed in Section 6.7(f) of the Company Disclosure Schedule between the Company and any of the Indemnified Parties, or any such provisions contained in the Surviving Corporation charter or bylaws.

(g)           This Section 6.7 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent and the Surviving Corporation.  The obligations of Parent under this Section 6.7 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party unless (i) such termination or modification is required by applicable Law or (ii) the affected Indemnified Party shall have consented in writing to such termination or modification.  It is expressly agreed that each Indemnified Party shall be a third-party beneficiary of this Section 6.7, and entitled to enforce the covenants contained in this Section 6.7.  If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.7 that is denied by Parent and/or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification, then Parent or the Surviving Corporation shall pay such Indemnified Party’s costs and expenses, including legal fees and expenses, incurred in connection with pursuing such claim against Parent and/or the Surviving Corporation.  The rights of the Indemnified Parties under this Section 6.7 shall be in addition to, and not in substitution for, any rights such Indemnified Parties may have under the Company Charter and the Company Bylaws, the certificate of incorporation and bylaws (or comparable organizational documents) of any of the Company’s Subsidiaries or the charter or bylaws of the Surviving Corporation or under any applicable Contracts, insurance policies or Laws and Parent shall, and shall cause the Surviving Corporation (or its assignees) to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries that are listed in Section 6.7(f) of the Company Disclosure Schedule.

(h)           Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its respective Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to or in substitution for any such claims under such policies.

Section 6.8          Public Announcements.  The initial press release concerning this Agreement and the Transactions shall be a joint press release approved in advance by the Company and Parent.  Following such initial press release and prior to the Effective Time, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, however, that the restrictions set forth in this Section 6.8 shall not apply to any release or public statement (a) made or proposed to be made by the Company in accordance with Section 6.2(f) or (b) in connection with any dispute between the parties regarding the Transaction Agreements or the Transactions.

Section 6.9          Notification.  The Company shall promptly notify Parent, and Parent shall promptly notify the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, (b) any matter that would reasonably be expected to lead to the failure to satisfy any of the conditions to Closing in Annex A or Article VII or any material breach of any representation, warranty, covenant or agreement contained in this Agreement and (c) any action, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries, in each case which relates to the Transactions.  This Section 6.9 shall not constitute a covenant or agreement for purposes of Item (e) of Annex A.

Section 6.10        State Takeover Laws.  The Company and its Board of Directors shall each use reasonable best efforts to ensure that no Takeover Statute is or becomes applicable to any of the Transaction Agreements or Transactions.  If any Takeover Statute becomes applicable to any of the Transaction Agreements or Transactions, the Company and its Board of Directors shall each use reasonable best efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements and otherwise to minimize the effect of such Law on the Transaction Agreements and the Transactions.

Section 6.11        Delisting.  Each of the parties agrees to cooperate with the others in taking, or causing to be taken, all actions necessary to cause the delisting of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time and terminate its registration under the Exchange Act as promptly as practicable after such delisting.

Section 6.12        Section 16(b).  The Company and its Board of Directors shall take all steps reasonably necessary to cause the Transactions and any other dispositions of equity securities of the Company (including derivative securities) in connection with the Transactions by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13        Shareholder Litigation.  The Company shall provide Parent with the opportunity (but Parent shall not be obligated) to participate, at Parent’s sole expense, in the defense and/or settlement of any shareholder litigation against the Company and/or its directors and/or executive officers relating to the Transactions, this Agreement or the Prior Agreement, whether commenced prior to or after the execution and delivery of this Agreement, and the Company shall not settle or offer to settle any such litigation without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed.

ARTICLE VII

CONDITIONS

Section 7.1          Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of the following conditions:

(a)           Company Shareholder Approval.  The Company Shareholder Approval shall have been obtained, if and to the extent required under applicable Law, and, if the Company Shareholder Approval is not required under applicable Law, at least one (1) month shall have passed since the date a copy of this Agreement was mailed to the Company Shareholders (to the extent required by Section 48-21-105(e) of the TBCA).

(b)           Purchase of Company Common Stock. Parent or Merger Sub shall have accepted for payment and paid for shares of Company Common Stock pursuant to the Offer in accordance with the terms of this Agreement.

(c)           Statutes and Injunctions.  No (i) temporary restraining order or preliminary or permanent injunction or other Order by any federal or state court or other tribunal of competent jurisdiction preventing consummation of the Merger or (ii) applicable Law prohibiting consummation of the Merger (clauses (i) and (ii) collectively, a “Restraint”) shall be in effect.

(d)           HSR Act.  The early termination or expiration of the waiting period required under the HSR Act shall have occurred.

Section 7.2          Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was principally caused by such party’s breach of any material provisions of this Agreement, such party’s failure to act in good faith or such party’s failure to perform fully its obligations under Section 6.4.

ARTICLE VIII

TERMINATION

Section 8.1          Termination.  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or (except as provided below) after obtaining the Company Shareholder Approval, if any (with any termination by Parent also being an effective termination by Parent and Merger Sub):

(a)           by mutual written consent of Parent and the Company;

(b)           by either Parent or the Company, if:

(i)          the Acceptance Time shall not have occurred on or prior to the close of banking business New York City time on the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if its action or failure to act constitutes a material breach or violation of any of its covenants, agreements or other obligations hereunder, and any such material breach or violation or failure has been the principal cause of or directly resulted in the failure of the Acceptance Time to occur on or before the Termination Date;

(ii)         any Restraint shall be in effect; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party if its action or failure to act constitutes a material breach or violation of any of its covenants, agreements or other obligations hereunder, and any such material breach or violation or failure has been the principal cause of, or directly resulted in, such Restraint; or

(iii)        the Offer (as it may have been extended pursuant to Section 1.1(e)) expires as a result of the non-satisfaction of any Tender Offer Condition or is terminated or withdrawn pursuant to its terms in accordance with this Agreement without any shares of Company Common Stock being purchased thereunder and Parent and Merger Sub have not extended, and the Company has not otherwise requested that Parent and Merger Sub extend, the Offer in accordance with Section 2.1(e); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to any party if its action or failure to act constitutes a material breach or violation of any of its covenants, agreements or other obligations hereunder, and any such material breach or violation or failure has been the principal cause of or directly resulted in the failure of any Tender Offer Condition or any shares of Company Common Stock to be purchased; or

(c)           by Parent, if:

(i)          prior to the Acceptance Time, (1) the Company shall have breached any of its representations or warranties contained in this Agreement or shall have failed to perform all of its obligations, covenants or agreements required to be performed under this Agreement, and, in either case, such that the conditions set forth in Item (d) or (e) of Annex A would not be satisfied; and (2) such breach or failure to perform is incurable or, if curable, is not cured by the earlier to occur of (x) the Termination Date and (y) the date that is thirty (30) days following the Company’s receipt of Parent’s written notice of such breach, which notice shall specify in reasonable detail the nature of such breach; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c)(i) shall not be available to Parent if Parent or Merger Sub shall have materially breached any of their respective representations or warranties contained in this Agreement or shall have materially failed to perform all of their respective obligations, covenants or agreements required to be performed under this Agreement and, in either case, such that the conditions set forth in Section 7.1 would not be satisfied or such material breach or failure constitutes a Parent Material Adverse Effect; or

(ii)         prior to the Acceptance Time, (1) the Company’s Board of Directors or any committee thereof shall have effected a Recommendation Withdrawal; or (2) the Company shall have entered into an Alternative Acquisition Agreement; or

(iii)        prior to the Acceptance Time, there shall have occurred a Company Material Adverse Effect;

(d)           by the Company, if

(i)          (1) Parent or Merger Sub shall have breached any of their representations or warranties contained in this Agreement or shall have failed to perform all of their obligations, covenants or agreements required to be performed under this Agreement and, in either case, such material breach or failure constitutes a Parent Material Adverse Effect; and (2) such breach or failure to perform is incurable or, if curable, is not cured by the earlier to occur of (x) the Termination Date and (y) the date that is thirty (30) days following Parent’s receipt of the Company’s written notice of such breach, which notice shall specify in reasonable detail the nature of such breach; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d)(i) shall not be available to the Company if it shall have breached any of its representations or warranties contained in this Agreement or shall have failed to perform all of its obligations, covenants or agreements required to be performed under this Agreement, in either case, such that the conditions set forth in Article VII or Item (d) or (e) of Annex A would not be satisfied; or

(ii)         prior to the Acceptance Time, (A) immediately prior to or concurrently with the termination of this Agreement, the Company, subject to complying with the terms of this Agreement, including Section 6.2, enters into one or more Alternative Acquisition Agreements with respect to a Superior Proposal and (B) the Company immediately prior to or concurrently with such termination pays to Parent or its designees any fees required to be paid pursuant to Section 8.3.

Section 8.2          Effect of Termination.  In the event of any termination of this Agreement as provided in Section 8.1, the obligations of the parties shall terminate and there shall be no liability on the part of any party with respect thereto, except for the confidentiality provisions of Section 6.3 and the provisions of Section 3.26, Section 4.11, Section 6.6, this Section 8.2, Section 8.3 and Article IX, each of which shall survive the termination of this Agreement and remain in full force and effect; provided, however, that none of Parent, Merger Sub or the Company shall be released from any liabilities or damages arising out of any breach of any representation or warranty, covenant or agreement under this Agreement or fraud, prior to such termination.

Section 8.3          Termination Fee.

(a)           If Purchaser terminates this Agreement pursuant to Section 8.1(c)(ii) or the Company terminates this Agreement pursuant to Section 8.1(d)(ii), then the Company shall pay to Parent (or its designee) a termination fee of $2,159,725.

(b)           If (i) Purchaser terminates this Agreement pursuant to Section 8.1(c)(i) or Purchaser or the Company terminates this Agreement pursuant to Section 8.1(b)(iii), (ii) prior to the date of such termination (but after the date hereof) an Acquisition Proposal is publicly announced or is otherwise communicated to the Company’s Board of Directors, and (iii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to or otherwise consummates any Acquisition Proposal, then the Company shall pay to Parent (or its designee) a termination fee of $2,159,725 no later than two (2) Business Days after the execution of such definitive agreement or consummation of such Acquisition Proposal, as the case may be; provided, that solely for purposes of this Section 8.3(b), the term Acquisition Proposal shall have the meaning ascribed thereto in Section 6.2(d)(i), except that all references to twenty percent (20%) shall be changed to fifty percent (50%).

(c)           If Purchaser terminates this Agreement pursuant to Section 8.1(c)(i) or Purchaser or the Company terminates this Agreement pursuant to Section 8.1(b)(iii), then the Company shall reimburse Parent (or its designee) for any Expenses incurred by or on behalf of the Purchaser Entities or any of their Affiliates, in an aggregate amount not to exceed $500,000 (“Expense Reimbursement”), no later than two (2) Business Days after the date of such termination.

(d)           The parties agree and understand that in no event shall the Company be required to pay any termination fee pursuant to this Section 8.3 (any such amount, the “Termination Fee”) on more than one occasion.  Notwithstanding anything to the contrary in this Agreement, (i) if Parent (or its designee) receives the Termination Fee and/or Expense Reimbursement from the Company pursuant to this Section 8.3, such payment(s) shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and their respective former, current or future officers, directors, partners, shareholders, managers, members, Affiliates and Representatives, and none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, Affiliates or Representatives shall have any further liability or obligation relating to or arising out of the Transaction Agreements or the Transactions and, (ii) if Parent (or its designee) receives any Expense Reimbursement, and thereafter Parent (or its designee) is entitled to receive the Termination Fee under this Section 8.3, the amount of such Termination Fee shall be reduced by the aggregate amount of such Expense Reimbursement.  The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into the Transaction Agreements, and that any amounts payable pursuant to this Section 8.3 do not constitute a penalty.

Section 8.4          Procedure for Termination.  Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of the Company.  A terminating party shall provide written notice of termination to the other parties specifying the Section or Sections pursuant to which such party is terminating the Agreement.  If more than one provision in Section 8.1 is available to a terminating party in connection with a termination, a terminating party may rely on any or all available provisions in Section 8.1 for any termination.

Section 8.5          Waiver.  At any time prior to the Effective Time, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) to the extent permitted by applicable Law waive compliance with any of the agreements of any other party or any conditions to its own obligations; provided, that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1          Non-Survival of Representations, Warranties, Covenants and Agreements.  The parties agree that the terms of the Confidentiality Agreement shall survive any termination of this Agreement pursuant to Section 8.1.  None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained in this Article IX and otherwise contained herein and therein that by their terms apply or are to be performed in whole or in part after the Acceptance Time and this Article IX.

Section 9.2          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, or (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to any of Parent, Merger Sub, Operating Company, Purchaser or Old Merger Sub, to:

c/o Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
Attention: Chief Legal Officer
Facsimile: (904) 357-1104

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Michael J. Aiello and Danielle D. Do
Facsimile No.: (212) 310-8007

If to the Company, to:

3401 West End Avenue, Suite 260
P.O. Box 24300
Nashville, Tennessee  37202
Attention: Chairman, President and Chief Executive
Facsimile No.: (615) 269-1939

with a copy to (which shall not constitute notice):

Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
Attention:  F. Mitchell Walker, Jr.
Facsimile No.: (615) 742-2775

Section 9.3          Interpretation; Construction.

(a)           When a reference is made in this Agreement to a Section, clause, Annex or Schedule, such reference shall be to a Section or clause of, or Annex or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, shall be deemed to refer to July 30, 2012, and the phrase “the date of the Prior Agreement” and terms of similar import shall be deemed to refer to June 22, 2012.  Whenever the content of this Agreement permits, the masculine gender shall include the feminine and neuter genders, and a reference to singular or plural shall be interchangeable with the other.

(b)           References to any Person include the successors and permitted assigns of that Person.  References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder.  References to “$” and “dollars” are to the currency of the United States.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears.  Whenever the words “include,” or “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)           The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d)           Any references to an agreement or organizational document herein shall mean such agreement or organizational document, as may be amended, modified and/or supplemented (and/or as any provision thereunder may be waived) from time to time in accordance with its terms.

(e)           No summary of this Agreement or any Annex attached hereto or Schedule delivered herewith prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement or any such Annex or Schedule.

Section 9.4          Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts, including by facsimile, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument.  This Agreement shall become effective when each party has received counterparts thereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other parties.

Section 9.5          Entire Agreement; No Third-Party Beneficiaries.

(a)           This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and the Annexes attached hereto, the other Transaction Agreements and the Confidentiality Agreement collectively constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof and thereof.  Each party hereto agrees that, except for the representations and warranties contained in such Transaction Agreements, none of Parent, Merger Sub or the Company makes any other representations or warranties, and each hereby disclaims any other representations or warranties, express or implied, or as to the accuracy or completeness of any other information made by, or made available by, itself or any of its Representatives, with respect to, or in connection with, the negotiation, execution or delivery of the Transaction Agreements or the Transactions, notwithstanding the delivery or disclosure to the other or the other’s Representatives of any documentation or other information with respect to any one or more of the foregoing.

(b)           This Agreement shall be binding upon and inure solely to the benefit of each party except for: (i) only following the Effective Time, the right of the Company’s shareholders to receive (x) the Merger Consideration in respect of shares of Company Common Stock pursuant to Section 2.8(c) and (y) the aggregate consideration payable in respect of Company Options pursuant to Section 2.13 and (ii) the right of the Indemnified Parties to enforce the provisions of Section 6.7 only.

(c)           The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 9.9 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the Knowledge of any of the parties.  Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.6          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any party.  Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 9.7          Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void; provided, however, that Parent and Merger Sub are expressly permitted to assign their rights under this Agreement to any Affiliate (including by way of a transfer of shares of capital stock of Merger Sub), and any such Person shall be entitled to assume Parent’s and/or Merger Sub’s obligations under this Agreement; provided, that no such assignment and assumption shall release Parent and/or Merger Sub from any of its obligations under this Agreement to the extent not performed.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.8          Modification or Amendment.  Subject to the provisions of applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

Section 9.9           Extension; Waiver.  The conditions to each of the parties’ obligations to consummate the Transactions are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.  At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 9.10        Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a)           This Agreement (and all claims, controversies and causes of action relating thereto or arising therefrom or in connection therewith, whether in contract, tort or otherwise) shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and enforced in accordance with the Laws of the State of Tennessee without regard to the conflicts of laws rules thereof.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

(c)           The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at law (i) for any actual or threatened breach of the provisions of this Agreement, or (ii) in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms.  It is accordingly agreed that, except where this Agreement is validly terminated in accordance with Section 8.1, the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement and any other agreement or instrument executed in connection herewith.  Each of the parties hereby agrees (i) that it shall not oppose the granting of such relief by reason of there being an adequate remedy at law, (ii) that it hereby irrevocably waives any requirement for the security or posting of any bond in connection with such relief, (iii) that such relief may be granted without the requirement that the party seeking such relief offer proof of actual damages and (iv) that the prevailing party in any such action or proceeding shall be entitled to reimbursement of all costs and expenses associated with seeking such relief, including all attorneys’ fees.  The parties hereby further acknowledge and agree that such relief shall include the right of the Company to cause Parent and Merger Sub to consummate the Transactions, in each case, if each of the conditions set forth in Article VII and Annex A, as applicable, have been satisfied or waived (other than conditions which by their nature cannot be satisfied until Closing, but subject to the satisfaction or waiver of those conditions at Closing).  The parties further agree that (x) by seeking the remedies provided for in this Section 9.10(c), a party shall not in any respect waive its right to seek any other form of relief, at law or in equity, that may be available to a party under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.10(c) are not available or otherwise are not granted and (y) nothing contained in this Section 9.10(c) shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.10(c) before exercising any termination right under Section 8.1 (and pursuing damages after such termination), nor shall the commencement of any Action pursuant to this Section 9.10(c) or anything contained in this Section 9.10(c) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 8.1 or pursue any other remedies under this Agreement that may be available then or thereafter; provided, however, that except as otherwise expressly provided in clause (iv) of this Section 9.10(c), in no event shall any party be entitled to monetary damages in the event of an Order of specific performance to close the Transactions, provided that such closing occurs.

(d)           Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the Transactions, on behalf of itself or its property, in accordance with Section 9.2 or in such other manner as may be permitted by Law, of copies of such process to such party, and nothing in this Section 9.10(d) shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) irrevocably and unconditionally consents and submits itself and its property in any action or proceeding to the exclusive general jurisdiction of the courts of the State of Tennessee or, if unavailable, the federal court in the State of Tennessee, in each case sitting in the City of Nashville in the State of Tennessee in the event any dispute arises out of this Agreement or the Transactions, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that any actions or proceedings arising in connection with this Agreement or the Transactions shall be brought, tried and determined only in the courts of the State of Tennessee or, if unavailable, the federal court in the State of Tennessee, in each case sitting in the City of Nashville in the State of Tennessee, (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it shall not bring any action relating to this Agreement or the Transactions in any court other than the aforesaid courts.  Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.11        Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due, and Parent and Merger Sub shall indemnify the Company against liability for any such taxes.

Section 9.12        Definitions.  As used in this Agreement, the following terms and those set forth in the Index of Defined Terms, when used in this Agreement, and the Annexes, Schedules, and other documents delivered in connection herewith, shall have the meanings specified in this Section 9.12:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.2(a).

“Acceptance Time” has the meaning set forth in Section 1.1(b).

“Acquisition Proposal” has the meaning set forth in Section 6.2(d)(i).

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” has the meaning specified in Rule 405 under the Securities Act.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.2(e)(ii).

“Articles of Merger” has the meaning set forth in Section 2.3.

“Assets” has the meaning set forth in Section 3.18(e).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3(a).

“Benefits Continuation Period” has the meaning set forth in Section 6.5(a).

“Book-Entry Shares” has the meaning set forth in Section 2.8(c).

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or commercial banks in the City of New York are authorized or required by Law to be closed.

“Cary Street” has the meaning set forth in Section 3.21.

“Certificate” has the meaning set forth in Section 2.8(c).

“Claim” has the meaning set forth in Section 6.7(b).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” has the meaning set forth in Section 3.9(a).

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” has the meaning set forth in Section 3.15(a).

“Company Board Recommendation” has the meaning set forth in Section 3.3(b).

“Company Bylaws” has the meaning set forth in Section 3.1(a).

“Company Capitalization Representations” means the representations and warranties of the Company in (i) the second sentence of Section 3.2(a), (ii) Section 3.2(b), and (iii) Section 3.2(c).

“Company Charter” has the meaning set forth in Section 3.1(a).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Schedule” has the meaning set forth in Article III.

“Company Fundamental Representations” means the representations and warranties of the Company in Sections 3.1, 3.2 (other than the Company Capitalization Representations), 3.3, 3.4(i), 3.4(ii)(y), 3.20, 3.21 and 3.22.

“Company Material Adverse Effect”  means any event, change, effect, development or occurrence, circumstance or effect, that, individually or in the aggregate, (a) has or would be reasonably expected to have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) prevents or materially impedes or delays, or is reasonably likely to prevent or materially impede or delay, the consummation by the Company of any of the Transactions on a timely basis or the performance by the Company of its covenants and obligations hereunder; provided, however, that (subject to the next proviso) no event, change, effect, development or occurrence, shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been, a Company Material Adverse Effect as described in clause (a) or (b) of this definition, to the extent that such event, change, effect, development or occurrence results from, arises out of, or relates to: (i) any general United States or global economic conditions, (ii) any conditions generally affecting the restaurant industry or the upscale casual dining segment of the restaurant industry, (iii) any decline in the market price or trading volume of Company Common Stock (it being understood that the foregoing shall not preclude Parent and Merger Sub from asserting that the facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (iv) any regulatory, legislative or political conditions or securities, credit, financial, debt or other capital markets conditions, or the economy in each case in the United States or any foreign jurisdiction, (v) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the foregoing shall not preclude Parent and Merger Sub from asserting that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (vi) the public announcement of this Agreement, the Transactions or the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with customers, suppliers, officers or employees, (vii) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any Governmental Entity, (viii) any change in applicable Law, regulation or GAAP (or authoritative interpretations thereof), (ix) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the Prior Agreement, (x) any taking of any action at the written request of Parent or Merger Sub, (xi) any reduction in the credit rating of the Company or any of its Subsidiaries to the extent attributable to the expected consummation of the Merger (it being understood and agreed that the foregoing shall not preclude Parent and Merger Sub from asserting that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect) or (xii) any hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather conditions; provided, however, that with respect to clauses (i), (ii), (iv), (vii) or (xii), any such event, change, effect, development or occurrence shall be taken into account if it is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, when compared to other, similarly-situated Persons operating in the geographies and industry in which the Company and its Subsidiaries operate.

“Company Material Contract” has the meaning set forth in Section 3.16(a).

“Company Option” has the meaning set forth in Section 2.13(a).

“Company Option Agreement” has the meaning set forth in Section 2.13(c).

“Company Preferred Stock” has the meaning set forth in Section 3.2(a).

“Company Proprietary Software” has the meaning set forth in Section 3.17(d).

“Company SEC Documents” has the meaning set forth in Section 3.6(a).

“Company SEC Financial Statements” has the meaning set forth in Section 3.6(b).

“Company Shareholder Approval” has the meaning set forth in Section 3.3(a).

“Company Shareholders” has the meaning set forth in the Recitals.

“Company Shareholders Meeting” has the meaning set forth in Section 6.1(b).

“Company Stock Incentive Plans” means the Company’s Amended and Restated 2004 Equity Incentive Plan and 1994 Employee Stock Incentive Plan, as amended, collectively.

“Confidentiality Agreement” means together, collectively, the confidentiality letter agreement, dated as of March 18, 2012, between the Company and Parent, and the Confidentiality Agreement, dated as of April 9, 2012, between the Company and the Operating Company, as each may be amended, supplemented or otherwise modified by the parties.

“Consents” has the meaning set forth in Section 3.5.

“Continuing Employees” has the meaning set forth in Section 6.5(a).

“Continuing Directors” has the meaning set forth in Section 1.4(b).

“Contract” has the meaning set forth in Section 3.4.

“Director Appointment Date” has the meaning set forth in Section 1.4(a).

“Effective Time” has the meaning set forth in Section 2.3.

“Environmental Laws” shall mean all applicable foreign, federal, state and local laws, regulations, rules, ordinances and other legal requirements (including common law) relating to pollution or protection of the environment and natural resources, including, without limitation, laws relating to exposure to releases or threatened releases of Hazardous Substances into the environment.

“Environmental Permits” has the meaning set forth in Section 3.19(a).

“ERISA Affiliate” has the meaning set forth in Section 3.15(a).

“ERISA” has the meaning set forth in Section 3.15(a).

“ESOP” means the Company’s Employee Stock Ownership Plan (as amended and restated), effective January 1, 2002.

“ESPP” has the meaning set forth in Section 2.13(b).

“Exchange Act” has the meaning set forth in Section 3.5.

“Exchange Agent” has the meaning set forth in Section 2.12(a).

“Exchange Fund” has the meaning set forth in Section 2.12(a).

“Excluded Party” has the meaning set forth in Section 6.2(d)(ii).

“Expense Reimbursement” has the meaning set forth in Section 8.3(c).

“Expenses” has the meaning set forth in Section 6.6.

“Expiration Date” has the meaning set forth in Section 1.1(e).

“Filings” has the meaning set forth in Section 3.5.

“GAAP” means generally accepted accounting principles in the United States.

“Go-Shop Period” has the meaning set forth in Section 6.2(a).

“Governmental Entity” has the meaning set forth in Section 3.5.

“Group” means “group” within the meaning of Section 13(d) of the Exchange Act.

“Hazardous Substances” means any chemicals, materials, substances or wastes defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants,” or words of similar meaning and regulatory effect under any applicable Environmental Law including, without limitation, petroleum and asbestos.

“HSR Act” has the meaning set forth in Section 3.5.

“Indemnified Party” has the meaning set forth in Section 6.7(a).

“Information/Proxy Statement” has the meaning set forth in Section 6.1(a).

“Initial Expiration Date” has the meaning set forth in Section 1.1(e).

“Intellectual Property” means all intellectual property rights throughout the world, including rights in or arising from: (a) patents, patent applications, and the invention and discoveries therein; (b) processes, formulae, know-how and other technology, (c) trade secrets or proprietary confidential information; (d) copyrights and works of authorship (including copyrights in Software, data, databases, applications, code, systems, networks, website content, documentation and related items), and all registrations, renewals and applications for the foregoing; (e) trademarks, service marks, trade names, brand names, logos, emblems, signs, insignia, trade dress and other source indicators, and the goodwill of the business appurtenant thereto, and all applications, registrations and renewals in connection with the foregoing; and (f) Internet domain names.

“Intervening Event” has the meaning set forth in Section 6.2(e)(ii).

“IRS” has the meaning set forth in Section 3.15(a).

“Knowledge” means, with respect to the Company or Parent, the actual knowledge, of the Persons set forth in Section 9.12 of the Company Disclosure Schedule or Section 9.12 of the Parent Disclosure Schedule, respectively.

“Laws” means, any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, statute, regulation (domestic or foreign), Order or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Entity.

“Liens” has the meaning set forth in Section 3.2(d).

“Liquor Licenses” has the meaning set forth in Section 3.12(b).

“Loan Agreement” means the loan agreement entered into on May 22, 2009, between the Company and Pinnacle National Bank, as lender, and any subsequent renewal on the same or similar terms thereof.

“Material Suppliers” has the meaning set forth in Section 3.23.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.8(c).

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Condition” has the meaning set forth on Annex A.

“NASDAQ” means The NASDAQ Stock Market LLC.

“No-Shop Period Start Date” has the meaning set forth in Section 6.2(b).

“Notice of Intervening Event” has the meaning set forth in Section 6.2(g).

“Notice of Superior Proposal” has the meaning set forth in Section 6.2(g).

“Notice Period” has the meaning set forth in Section 6.2(g).

“Offer” has the meaning set forth in the Recitals.

“Offer Documents” has the meaning set forth in Section 1.1(d).

“Offer Price” has the meaning set forth in the Recitals.

“Operating Company” has the meaning set forth in the Recitals.

“Order” means any order, writ, injunction, ruling, decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).

“Ordinary Course of Business” means the usual and ordinary course of normal day-to-day operations of the business, consistent (in scope, manner, amount and otherwise) with the Company’s and its Subsidiaries’ past practices through the date of the Prior Agreement.

“Parent Material Adverse Effect” means, with respect to Parent and Merger Sub, any event, change, effect, development or occurrence that, individually or in the aggregate, prevents or materially impedes or delays, or is reasonably likely to prevent or materially impede or delay, the consummation by Parent or Merger Sub of any of the Transactions on a timely basis or the performance by Parent or Merger Sub of their respective covenants and obligations hereunder.

“Parent” has the meaning set forth in the Preamble.

“Parent Bylaws” has the meaning set forth in Section 4.1.

“Parent Charter” has the meaning set forth in Section 4.1.

“Parent Disclosure Schedule” has the meaning set forth in Article IV.

“PBGC” has the meaning set forth in Section 3.15(c).

“Permits” has the meaning set forth in Section 3.12(a).

“Permitted Lien” means (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and with respect to each of which adequate reserves have been taken on the most recent consolidated balance sheet of the Company or notes thereto included in the Company SEC Financial Statements, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens arising in the Ordinary Course of Business, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) gaps in the chain of title evident from the records of the applicable Government Entity maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date of the Prior Agreement that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or the use of the property subject thereto, (v) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the Ordinary Course of Business that, individually and in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or the use of the property subject thereto, (vi) statutory landlords’ liens and liens granted to landlords under any lease, (vii) nonexclusive licenses to Intellectual Property granted in the Ordinary Course of Business, (viii) any purchase money security interests, equipment leases or similar financing arrangements arising in the Ordinary Course of Business, (ix) any Liens which are disclosed on the most recent consolidated balance sheet of the Company or notes thereto included in the Company SEC Financial Statements and (x) any Liens for amounts not in excess of $100,000 individually or in the aggregate.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Property Leases” has the meaning set forth in Section 3.18(f).

“Policies” has the meaning set forth in Section 3.24.

“Prior Agreement” has the meaning set forth in the Preamble.

“Proceeding” means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the Knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Purchaser” has the meaning set forth in the Preamble.

“Recommendation Withdrawal” has the meaning set forth in Section 6.2(e)(i).

“Reporting Tail Endorsement” has the meaning set forth in Section 6.7(c).

“Representatives” has the meaning set forth in Section 6.2(a).

“Restraint” has the meaning set forth in Section 7.1(c).

“Rights Plan” means the Rights Agreement, dated March 5, 2012, between the Company and Computershare Trust Company, N.A., as rights agent.

“Schedule 14D-9” has the meaning set forth in Section 1.2(a).

“SEC” has the meaning set forth in Section 1.1(d).

“Securities Act” has the meaning set forth in Section 3.5.

“Short Form Threshold” has the meaning set forth in Section 1.3(a).

“Software” has the meaning set forth in Section 3.17(d).

“SOX” has the meaning set forth in Section 3.6(a).

“Subsequent Offering Period” has the meaning set forth in Section 1.1(g).

“Subsidiary” when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its Subsidiaries or (ii) that would be required to be consolidated in such party’s financial statements under generally accepted accounting principles as adopted (whether or not yet effective) in the United States.

“Superior Proposal” has the meaning set forth in Section 6.2(d)(iii).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Statute” has the meaning set forth in Section 3.20(b).

“Tax” means (i) all income, gross receipts, capital, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties (including penalties for failure to file or late filing of any return, report or other filing, and any interest in respect of such penalties and additions, additions to tax or additional amounts imposed by any and all federal, state, local, foreign or other taxing authority) and (ii) any liability in respect of any item described in clause (i) payable by reason of contract, assumption, successor or transferee liability, operation of Law, Treasury Regulations Section 1.1502-6(a) (or any similar provision of Law) or otherwise.

“Tax Return” means any statement, report, return, information return or claim for refund relating to Taxes (including any elections, declarations, schedules or attachments thereto, and any amendments thereof), including, if applicable, any combined, consolidated or unitary return for any group of entities that includes the Company or any of its Subsidiaries.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“TBCA” has the meaning set forth in Section 2.1.

“Tender Offer Conditions” has the meaning set forth in Section 1.1(b).

“Terminated Agreements” has the meaning set forth in Section 9.14(a).

“Termination Date” has the meaning set forth in Section 1.1(e).

“Termination Fee” has the meaning set forth in Section 8.3(d).

“Top-Up Option” has the meaning set forth in Section 1.3(a).

“Top-Up Option Shares” has the meaning set forth in Section 1.3(a).

“Transactions” means those transactions contemplated by any of the Transaction Agreements, including the Offer, the Merger and the Top-Up Option.

“Transaction Agreements” means, with respect to any Person, each of this Agreement, the promissory note contemplated by Section 1.3(c) and the other agreements, instruments and documents contemplated to be entered into in connection with any of the foregoing, to which such Person is a party.

“Treasury Regulations” means the income tax regulations promulgated under the Code.

“Trustee” means the Independence Trust Company.

“WARN” has the meaning set forth in Section 3.9(b).

Section 9.13        Parent Guarantee.  Parent agrees to take all action necessary to cause Merger Sub to perform all of its agreements, covenants and obligations under the Transaction Agreements.  Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub under the Transaction Agreements and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub under the Transaction Agreements.  Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.13.

Section 9.14        Termination of Certain Agreements; and Release.  Each of Parent, Merger Sub, the Operating Company, Purchaser, Old Merger Sub and the Company hereby acknowledges and agrees that, effective immediately upon execution and delivery of this Agreement:

(a)           each of (i) the Agreement and Plan of Restructuring by and among the Company, Parent and the Purchaser, dated as of June 22, 2012, (ii) the Asset Contribution Agreement by and among the Company and the Operating Company, dated as of June 22, 2012, and (iii) the Exchange Agreement by and among Purchaser, the Operating Company, the Company and the other parties thereto, dated as of June 22, 2012 (collectively, the “Terminated Agreements”), are being terminated and shall be of no further force and effect; and

(b)           the Company, on behalf of itself and its Affiliates, hereby (i) releases Purchaser, Old Merger Sub and the Operating Company from any and all obligations and liability under the Transaction Agreements, the Prior Agreement and the Terminated Agreements and (ii) waives any rights against Purchaser, Old Merger Sub and the Operating Company under the Transaction Agreements, the Prior Agreement and the Terminated Agreements.

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IN WITNESS WHEREOF, Parent, Merger Sub, Purchaser, Old Merger Sub, the Operating Company and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

FIDELITY NATIONAL FINANCIAL, INC.

By:	/s/ Michael L. Gravelle
	Name:	Michael L. Gravelle
	Title:	Executive Vice President, General
Counsel and Corporate Secretary

NEW ATHENA MERGER SUB, INC.

By:	/s/ Michael L. Gravelle
	Name:	Michael L. Gravelle
	Title:	Executive Vice President, General
Counsel and Corporate Secretary

AMERICAN BLUE RIBBON HOLDINGS, INC.
Solely for the purposes of Section 9.14

By:	/s/ Michael L. Gravelle
	Name:	Michael L. Gravelle
	Title:	Executive Vice President, General
Counsel and Corporate Secretary

SIGNATURE PAGE TO AMENDED AND RESTATED MERGER AGREEMENT

ATHENA MERGER SUB, INC.
Solely for the purposes of Section 9.14

By:	/s/ Michael L. Gravelle
	Name:	Michael L. Gravelle
	Title:	Executive Vice President, General
Counsel and Corporate Secretary

SIGNATURE PAGE TO AMENDED AND RESTATED MERGER AGREEMENT

FIDELITY NEWPORT HOLDINGS, LLC
Solely for the purposes of Section 9.14

By:	/s/ Michael L. Gravelle
	Name:	Michael L. Gravelle
	Title:	Executive Vice President, General
Counsel and Corporate Secretary

SIGNATURE PAGE TO AMENDED AND RESTATED MERGER AGREEMENT

J. ALEXANDER’S CORPORATION

By:	/s/ Lonnie J. Stout II
	Name:	Lonnie J. Stout II
	Title:	Chairman, President and
Chief Executive Officer

SIGNATURE PAGE TO AMENDED AND RESTATED MERGER AGREEMENT

Annex A

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer or the Agreement, neither Parent nor Merger Sub shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered shares of Company Common Stock, unless:

(a)           Minimum Condition.  There shall have been validly tendered and not validly withdrawn prior to the expiration of the Offer (as it may have been extended pursuant to Section 1.1(e) of the Agreement) the minimum number of shares of Company Common Stock which represents the number of shares of Company Common Stock required to approve the Agreement and the Merger pursuant to the Company Charter, the Company Bylaws and the TBCA at the Acceptance Time, determined on a fully-diluted basis (the number of shares of Company Common Stock on a “fully-diluted basis” shall equal the number of shares of Company Common Stock then issued and outstanding, plus the number of shares of Company Common Stock which the Company may be required to issue as of such date pursuant to options (whether or not then vested or exercisable), rights, convertible or exchangeable securities (only to the extent then convertible or exchangeable into shares of Company Common Stock) or similar obligations then outstanding) (such number of shares, the “Minimum Condition”);

(b)           HSR Act.  The early termination or expiration of the waiting period under the HSR Act shall have occurred;

(c)           Absence of Restraint.  There shall be no Restraint in effect.

(d)           Accuracy of Company Representations and Warranties.  (i) The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties of the Company set forth in Sections 3.2, 3.3, 3.4(i), 3.4(ii)(y), or 3.21) shall be true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifier therein), as of the date of this Agreement and as of the Acceptance Time as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that breaches thereof, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect; (ii) each of the representations and warranties of the Company set forth in Section 3.2 (other than the Company Capitalization Representations), Section 3.4(i), Section 3.4(ii)(y), Section 3.3 and Section 3.21 shall be true and correct in all material respects, as of the date of this Agreement and as of the Acceptance Time as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date); and (iii) each of the Company Capitalization Representations shall be true and correct in all respects (other than de minimis deviations therefrom), as of the date of this Agreement and as of the Acceptance Time as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date).

(e)           Compliance with Company Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Acceptance Time.

(f)           Company Closing Certificate.  The Company shall have furnished Parent with a certificate dated as of the date of the Acceptance Time signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in clauses (c) and (d) above have been satisfied.

(g)           No Termination.  The Agreement shall not have been validly terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Merger Sub, may be asserted by either Parent or Merger Sub, regardless of the circumstances giving rise to any such conditions (provided, that nothing herein shall relieve any party hereto from any obligation or liability such party has under the Agreement), and, except for the Minimum Condition, may be waived by Parent or Merger Sub in whole or in part at any time and from time to time, on the terms and subject to the conditions of the Agreement and applicable Law. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is annexed, and the term “Agreement” shall be deemed to refer to the agreement to which this Annex A is annexed.

Annex B

FORM OF PROMISSORY NOTE FOR TOP-UP OPTION

[DATE]

FOR VALUE RECEIVED, the undersigned FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (“Purchaser”), promises to pay to J. ALEXANDER’S CORPORATION, a Tennessee corporation, 3401 West End Avenue, Suite 260, P.O. Box 24300, Nashville, Tennessee  37202 , in no event more than one (1) year after issuance, the principal sum of [___________________] ($[____________]), together with simple interest from the date hereof on the principal amount from time to time unpaid at a per annum rate of 1.5%.  Purchaser will pay such interest at maturity, except that all accrued but unpaid interest shall be due and payable at the stated or accelerated maturity hereof or upon the prepayment in full hereof.  This note may be prepaid in whole or in part at any time, without premium, penalty or prior notice.

No failure by the holder to take action with respect to any default hereunder shall affect its subsequent rights to take action with respect to the same or any other default.  In the event of default Purchaser agrees to pay all reasonable costs of collection, including reasonable attorneys’ fees, to the extent allowed by law.

All payments to the holder hereof shall be made at the address set forth above or at such other address as the holder hereof shall specify in writing to Purchaser.

This note shall be governed by and construed in accordance with the laws (other than the conflict of law rules) of the State of Tennessee.

Purchaser and all endorsers and guarantors of this note hereby waive presentment, demand, notice of nonpayment and protest except as provided in this note.

Purchaser accepts and agrees that this note is a full recourse promissory note.  This note and the obligations of the Purchaser hereunder shall also be secured by the Top-Up Shares (as defined in the Amended and Restated Agreement and Plan of Merger by and among Fidelity National Financial, Inc., Fidelity Newport Holdings, LLC, American Blue Ribbon Holdings, Inc., American Blue Ribbon Holdings, LLC and J. Alexander’s Corporation, dated as of July 30, 2012).

This note shall be nonnegotiable and nontransferable (except to affiliates).

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IN WITNESS WHEREOF, the undersigned Purchaser has caused this promissory note to be executed by its duly authorized officer.

PURCHASER:

FIDELITY NATIONAL FINANCIAL, INC.

By:
Name:
Title: